AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2003


                           Registration No. 333-99415

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                 AMENDMENT NO. 4
                                     TO THE
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                       AMERICAN LIFE HOLDING COMPANY, INC.
                 (Name of Small Business Issuer in Its Charter)

            Florida                       6411                   52-2177342
            -------                       ----                   ----------
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)     Classification Number)    Identification No.)

                             4823 Old Kingston Pike
                                    Suite 125
                           Knoxville, Tennessee 37919
                                  865-588-8228
          (Address and Telephone Number of Principal Executive Offices)
                            _________________________

                              Mr. Stanley P. Brown,
                                  III President
                       American Life Holding Company, Inc.
                             4823 Old Kingston Pike
                                    Suite 125
                           Knoxville, Tennessee 37919
                                  865-588-8228
            (Name, Address and Telephone Number of Agent For Service)
                         ______________________________
                        Copies of all communications to:

                             Roxanne K. Beilly, Esq.
                      Katz, Barron, Squitero & Faust, P.A.
                              100 N.E. Third Avenue
                                    Suite 280
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 522-3636
                          Facsimile No. (954) 522-5119

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                   Proposed         Proposed
   Title of Each                                   Maximum          Maximum
Class of Securities           Amount to be       Offering Price     Aggregate            Amount of
  to be Registered              Registered        Per Security    Offering Price       Registration Fee


Common stock, par value

$.01 per share(1)                  147,724           $5.00           $738,620               $68

Total Registration Fee                                                                      $68



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the "Securities Act").


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  Subject to Completion dated February 10, 2003




PROSPECTUS


                       AMERICAN LIFE HOLDING COMPANY, INC.


                         147,724 Shares of Common Stock


         This prospectus relates to 147,724 shares of our common stock which may be offered by certain selling security holders.


         There is presently no public market for our shares. The selling security holders will offer and sell the shares of common stock at $5.00 per share until our shares are quoted in the over-the-counter market or on an exchange, and thereafter at prevailing market prices or privately negotiated prices. See "Risk Factors" beginning on page 4.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is ____________, 2003

                               PROSPECTUS SUMMARY

         We are a reinsurer of single premium deferred annuity and flexible premium deferred annuity contracts for tax qualified and non-qualified investments. Annuity contracts guarantee the holder a series of fixed-amount payments paid by the insurer at regular intervals over the specified period of the annuity. Deferred annuity contracts, the type that we reinsure, delays the payments of income, installments or lump sum until the holder elects to receive them. Purchasers of single premium deferred annuity contracts pay the purchase price (or premium) of the contract at the time of purchase, while purchasers of flexible premium deferred annuity contracts pay the premium over a specified period of time. The annuity contracts which we reinsure are subject to discretionary surrender or withdrawal by our customers. These policies and contracts represent assumed reinsurance, primarily with Allianz Life Insurance Company of North America. Reinsurance is a procedure used by insurance companies to reduce the outright risks associated with underwritten policies by spreading risks across alternative companies, such as ours, much like buying an insurance policy for an insurance policy. On our behalf Allianz invests premiums and deposits to provide cash flow that we use to fund future benefits and expenses.

         When used in this prospectus, the terms "American Life Holding," " we," "our," and "us" refers to American Life Holding Company, Inc. a Florida corporation, and our subsidiary, the American Life and Annuity Company, Inc. , a Tennessee corporation. When used in this prospectus, the term "American Life" refers to our subsidiary.

         Our offices are located at 4823 Old Kingston Pike, Suite 125, Knoxville, Tennessee 37919, and our telephone number is 865-588-8228. Our fiscal year is December 31.

The Offering

Common Stock Offered by

Selling Security holders                              147,724 shares


Common Stock Outstanding:
         Prior to the Offering                        391,449 shares
         After the Offering                           391,449 shares

                      SELECTED CONSOLIDATED FINANCIAL DATA

          The following summary financial information has been derived from the financial statements that are included in this prospectus.

STATEMENT OF OPERATIONS DATA:


                                                                                                               American Life Holding
                                     American Life Holding           American Life          American Life Holding      Proforma Nine
                                       Nine months ended              Year ended      January 1, 2002 to   Year Ended   months Ended
                                         September 30,                December 31,           June 22,    December 31,  September 30,
                                       2002         2001           2001          2000         2002(1)        2001          2002
                                       ----         ----           ----          ----         -------        ----          ----




Revenues                          $   483,859     $ 235,065     $ 449,887     $ 344,410     $      --     $      --   $   483,859
Expenses                              499,242       247,830       431,439       320,659       250,000            --       748,242
Other income (expense)             (1,011,582)       (5,086)       (7,242)       (4,454)           --            --    (1,011,582)
Net income (loss)                 $(1,023,665)    $ (14,051)    $   9,006     $  15,997     $(250,000)    $      --   $(1,273,665)
Basic earnings (loss) per share   $     (2.69)    $   (0.04)    $    0.03     $    0.05     $   (6.69)    $       0   $     (3.45)
Diluted earning (loss) per share           (2)    $      (2)    $    0.03     $    0.05            (2)           (2)           (2)
Weighted average shares
 outstanding                          346,044       315,349       315,361       315,349        37,379           150       369,400


Diluted weighted average

shares outstanding                         (2)           (2)      338,021       338,021            (2)           (2)           (2)


BALANCE SHEET DATA:
                             American Life Holding         American Life
                               September 30, 2002          December 31,
                               ------------------          ------------
                                   (unaudited)         2001            2000



Cash                               $   102,489     $     7,835     $    71,447
Available-for sale securities      $ 2,298,024     $ 2,221,625     $ 2,168,362
Funds withheld at interest
   subject to restrictions (3)     $ 9,282,624     $ 9,460,220     $ 2,926,436
Total assets                       $12,548,577     $12,350,651     $ 5,528,510
Contractholder deposits            $ 9,612,881     $ 9,787,275     $ 3,024,771
Total liabilities                  $ 9,694,039     $ 9,787,331     $ 3,103,026
Temporary equity                   $ 1,250,000     $      --       $      --
Stockholders' equity               $ 1,604,538     $ 2,563,320     $ 2,425,484



(1) The $250,000 of expenses incurred during the period of January 1, 2002 to June 22, 2002 reflect non-recurring costs incurred in connection with the then pending reorganization. Please see the discussion regarding these items which appears later in this prospectus under Management's Discussion and Analysis of Financial Condition and Result of Operations beginning on page 9.

(2) Due to the loss incurred during the period presented, potential common shares are anti-dilutive.


(3) Funds withheld at interest subject to restrictions represents balances owing to us from Allianz and Hanover Re, the ceding companies under the terms of our reinsurance agreements with these companies. Under these agreements, we have assumed the primary liability for annuity policies we have acquired from these ceding companies. We are initially credited for liability balances assumed, less our pro-rata share of acquisition costs. As the policies mature, we earn interest at determined rates on our asset, the "Funds withheld at interest subject to restrictions," and our liabilities are increased by interest credited to contract holders, as adjusted for amounts attributable to surrender charges.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

         WE HAVE REPORTED LIMITED REVENUES TO DATE AND WE REPORTED A NET LOSS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002. THERE ARE NO ASSURANCES THAT WE WILL BE PROFITABLE IN FUTURE QUARTERS OR BE ABLE TO INCREASE OUR REVENUES IN FUTURE PERIODS.


         We reported revenues of $449,887 and $344,410 for the fiscal years ended December 31, 2001 and 2000, respectively, and revenues of $483,859 for the nine months ended September 30, 2002. While we reported net income of $9,006 and $15,997 for the years ended December 31, 2001 and 2000, respectively, we reported a net loss of $1,023,665 for the nine months ended September 30, 2002. Included in our net loss for the nine months ended September 30, 2002 is $1,000,000 of a non-cash, one time interest charge and $10,417 amortization of prepaid financing costs related to the 250,000 shares of our Series A Preferred Stock issued in conjunction with the granting of a $250,000 credit line to us by our Chairman and principal shareholder.Our operating expenses have increased and we will likely continue to incur operating losses in the future. Our liquidity will continue to be diminished in the event of continuing operating losses. Other than the line of credit which has been extended to us by Dr. Bishop, our Chairman and principal shareholder, we currently have no outside sources of liquidity. We believe that this line of credit is sufficient to provide working capital to us based upon our present level of operations until such time as we can generate sufficient profits from our current operations.


         Our future profitability will depend on substantial increases in revenues from operations. Our total revenues include revenues from investment income and realized investment gains or losses, which includes gains or losses from the trading of our available for sale securities. In order to increase our revenues, we will need to increase our capital and surplus in order to provide funds available to purchase additional blocks of annuity contracts . Because we presently have no additional sources of capital and surplus, other than the $250,000 credit line extended to us by Dr. Bishop, there can be no assurance that our future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. As discussed below, there are no guarantees that we will be able raise additional capital as needed, in which event it is unlikely that we will ever be able to increase our revenues, consistently report profits on our operations or grow our business.


         WE FACE A VARIETY OF RISKS RELATED TO FLUCTUATING INTEREST RATES, INCLUDING NOT EARNING SUFFICIENT INVESTMENT INCOME, THE MAJORITY OF WHICH ARE BEYOND OUR CONTROL. IF INTEREST RATES CONTINUE TO DECLINE, OUR CAPITAL AND SURPLUS COULD ALSO DECLINE. IN THIS EVENT, WE WOULD BE REQUIRED TO REDUCE THE AMOUNT OF ANNUITY

CONTRACTS WE REINSURE WHICH WILL ALSO REDUCE OUR REVENUES AND POTENTIALLY RESULT IN OPERATING LOSSES.

         Our total revenues include revenues from investment income and realized investment gains or losses, which includes gains or losses from the trading of our available for sale securities. Significant changes in interest rates exposes us to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts. Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. During periods of rising interest rates, we may be unable to take full advantage of the spread between earnings on our investments and costs associated with annuity contracts because our contract holders may elect to terminate the existing contracts and obtain replacement contracts with higher guaranteed yield contracts. Therefore, we may not be able to fully offset the decline in investment earnings with lower crediting rates on our annuity contracts. The annuity contracts which have been ceded to us generally guarantee a minimum annual interest rate of 2.5% which we pay to the contract holders. If the amount of revenues we generate from investment income, which includes the funds withheld by the ceding companies that are included in their investment portfolios which are generally invested in high grade corporate bonds and government securities as well as investment income earned on our available for sale securities, are not sufficient to pay the interest to the contract holders our revenues would be adversely affected, our liquidity will suffer and we would be required to use a portion of our surplus to pay whatever deficiency existed in the amount payable to the contract holder. While we have never experienced a deficiency to date and our revenues have been sufficient to pay the interest to the contract holders, given the recent declines in interest rates we cannot guarantee you that a deficiency will not occur in the future. If, however, we were unable to generate sufficient revenues to pay the interest to our contract holders, we would be required to use a portion of our capital and surplus to pay this interest. Depending upon the amounts necessary, which we are unable to predict at this time given the hypothetical nature of this assumption, we may not have sufficient capital and surplus to continue the amount of annuity contracts we presently reinsure. In that event, our future revenues would decline, we could suffer operating losses and the future viability of our company would be at risk.


         WE DO NOT MAINTAIN CONTROL OF THE INVESTED ASSETS UNDERLYING OUR ANNUITY CONTRACTS. POOR MANAGEMENT OF THE INVESTED ASSETS BY THE CEDING COMPANIES WILL RESULT IN OPERATING LOSSES FOR US IN FUTURE PERIODS AND THESE ASSETS COULD BE AT RISK IN THE EVENT OF THE INSOLVENCY OF THE CEDING COMPANY.


         We have entered into reinsurance agreements with two companies in which the ceding insurance company retains the assets supporting the ceded annuity contracts and manages them for our account. As of September 30, 2002 approximately

$9,282,000 of assets where held by ceding companies and are reflected on our balance sheet as funds withheld at interest subject to restrictions. Although the ceding companies must adhere to general standards agreed to by us for the management of these assets, we do not control the selection of the specific investments or the timing of the purchase or sale of investments made by the ceding company. Accordingly, we may be at risk if the ceding company selects investments that deviate from our agreed standards or if the ceding company performs poorly in the purchase, sale and management of those assets. If the ceding company should either select investments which deviate from our agreed standards or perform poorly in the management of these assets, because revenues from these investments represents a significant portion of our total revenues, it is likely that we would report losses from operations in future periods. In addition, these assets are not segregated from the ceding companies' other assets, and we may not be able to recover all of these assets in the event of the insolvency of the ceding insurers. Any inability on our part to recover all of these assets would likewise result in our insolvency, in which event we would be required to cease operations.


         WE WILL NEED ADDITIONAL CAPITAL TO INCREASE OUR REVENUES. WE MAY NOT BE ABLE TO OBTAIN THIS ADDITIONAL CAPITAL ON ACCEPTABLE TERMS. ANY INABILITY TO RAISE ADDITIONAL CAPITAL WHEN NEEDED COULD ADVERSELY AFFECT OUR ABILITY TO INCREASE OUR REVENUES AND GROW OUR COMPANY.

         As discussed above, our ability to increase our revenues is dependent upon our ability to increase the amount of capital and surplus we have available to acquire additional annuity contracts. Unless we increase the amount of capital and surplus which is available to us, we will not be able to increase our revenues. It is, therefore, likely that we will seek to raise additional capital, possibly through the issuance of long- term or short-term indebtedness or the issuance of equity securities in private or public transactions, to provide additional capital and surplus. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all. If we are unable to obtain sufficient financing if and when needed, it is unlikely that we will be able to increase our revenues. If we are unable to increase our revenues, it is unlikely that we will ever attain any consistent level of profitability or otherwise grow our business.


         WE AGREED TO A VARIETY OF RESTRICTIVE COVENANTS IN THE ISSUANCE OF SHARES OF OUR SERIES A CONVERTIBLE PREFERRED STOCK WHICH MAY PREVENT US FROM TAKING CERTAIN ACTIONS WHICH MAY BENEFIT OUR COMPANY OR OUR COMMON SHAREHOLDERS. THESE RESTRICTIVE COVENANTS PERMIT OUR PRINCIPAL SHAREHOLDER WHO IS ALSO CHAIRMAN OF OUR BOARD MEMBERS TO EXERCISE SIGNIFICANT CONTROL OVER OUR ACTIONS.

         In August 2002 we issued Dr. Archer W. Bishop, Jr., our chairman and principal shareholder, 250,000 shares of our newly created Series A Convertible Preferred Stock. So long as shares of our Series A Convertible Preferred Stock are outstanding, we have agreed not to take certain actions without the consent of Dr. Bishop. The actions generally include actions related to the issuance of additional securities and other matters related to our capitalization. These negative covenants generally give Dr. Bishop significant control over certain actions related to our company. There are no guarantees that we will be able to obtain any necessary consents in the future if we should wish to enter into transactions which we believe are in our best interests, but which may not necessarily be in the best interests of Dr. Bishop. Any inability on our part to secure Dr. Bishop's consent to such transactions could have the result of restricting the growth of our business. See "Description of Securities - Series A Convertible Preferred Stock".


         THERE ARE NO TERMS PRESENTLY FIXED FOR ANY FUTURE REDEMPTION OF OUR SERIES A CONVERTIBLE PREFERRED STOCK. THE HOLDER OF THESE SHARES HAS THE ABILITY TO INFLUENCE THE TERMS OF REDEMPTION, THEY ARE NOT REDEEMABLE WITHOUT HIS CONSENT AND DEPENDING UPON THE ULTIMATE TERMS, OUR LIQUIDITY AND ANY FUTURE EARNINGS PER SHARE WHICH WE MAY REPORT IN FUTURE PERIODS COULD BE NEGATIVELY IMPACTED.

         As described elsewhere herein, our board of directors has not fixed the redemption features of the outstanding shares of our Series A Convertible Preferred Stock. Our board of directors can fix the redemption features of this security in its sole discretion without a vote of our shareholders. Dr. Bishop, the holder of the shares of Series A Convertible Preferred Stock, is a member of our board of directors and holds or controls a majority of our issued and outstanding voting securities. As such, he has the power to elect our entire board of directors. Accordingly, he is able to significantly influence any redemption terms which may be fixed in the future, and the shares of Series A Convertible Preferred Stock are not redeemable without his consent. In the event terms are established in the future for the redemption of the Series A Convertible Preferred Stock, investors in our company will be entrusting our board of directors, without prior notice to our shareholders, to establish terms which are fair and reasonable to our company. There is no ceiling on the amount of the redemption price which we could pay for the Series A Convertible Preferred Stock, subject to the restrictions on use of capital and surplus imposed on our American Life subsidiary by applicable insurance regulations as described elsewhere herein. If we were to redeem these shares for some as yet undeterminable amount of cash, our liquidity and capital resources would be adversely affected as we would have less cash available for working capital. Our results of operations in future periods could also be negatively impacted as we would have less cash available to fund future growth and the payment of the redemption amount could result in losses in future periods. Until such time as our revenues have significantly increased, absent a significant increase in our available working capital any cash redemption of the shares of our Series A Convertible Preferred Stock will in all likelihood result in reduced liquidity and losses from operations in future periods. There are no assurances that we will either significantly increase our revenues or working capital in the foreseeable future. See "Description of Securities - Series A Convertible Preferred Stock".


         THERE ARE NO TERMS PRESENTLY FIXED FOR ANY FUTURE CONVERSION OF OUR SERIES A CONVERTIBLE PREFERRED STOCK. THE HOLDER OF THESE SHARES HAS THE ABILITY TO INFLUENCE THE TERMS OF CONVERSION. IN THE EVENT OF A FUTURE CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK INTO COMMON STOCK, OUR COMMON SHAREHOLDERS WILL SUFFER DILUTION AND A REDUCTION IN ANY FUTURE EARNINGS PER SHARE WHICH WE MAY REPORT IN FUTURE PERIODS.

         The terms of conversion of the Series A Convertible Preferred Stock have also not been fixed and are determinable by our board of directors in its sole discretion, subject to the mutual agreement of Dr. Bishop. Our authorized capital includes 100,000,000 shares of common stock, of which 391,449 shares are issued and outstanding as of the date of this prospectus. There is no limit on the number of shares of common stock into which the Series A Convertible Preferred Stock could become convertible into in the future, subject to the availability of authorized but unissued shares of common stock. As described in the earlier risk factor, he has the ability to significantly influence the terms of any conversion. Because the shares of Series A Convertible Preferred Stock carry 75 votes per share, and this security votes together with our common stock as one class, it is not likely that any future conversion of the Series A Convertible Preferred Stock will result in increased voting control by Dr. Bishop as he presently controls the voting of approximately 99% of our outstanding securities. However, as the Series A Convertible Preferred Stock presently lacks any conversion feature, it is not included in the calculation for earnings per share. If conversion rights were to be established in the future, our earnings per share in future periods, if any, could be reduced in proportion to the increase in the as yet undeterminable number of shares of common stock into which the Series A Convertible Preferred Stock may become convertible. If we were to establish a public market for our common stock, the future sale of these additional shares of common stock which may be issuable in future periods upon the conversion of the Series A Convertible Preferred Stock would likely result in lower stock prices as a result of the increased number of shares available for sale, and make it more difficult for investors to recoup their investment in our company. The availability of these additional shares may also make it more difficult for us to raise additional capital in the public markets which would adversely effect our ability to increase our revenues and grow our business. As with the as yet undeterminable redemption terms of our Series A Convertible Preferred Stock discussed above, in the event conversion terms are established in the future for the Series A Convertible Preferred Stock, investors in our company will be entrusting our board of directors, without prior notice to our shareholders, to establish terms which are fair and reasonable to our company. See "Description of Securities - Series A Convertible Preferred Stock".


         PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR COMMON SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested directors. In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 250,000 shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

         BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES. EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

         There is no public market for our common stock, and although we intend to seek quotation of our common stock in the over-the-counter market or the Bulletin Board Exchange (BBX) at such time as we meet the listing standards, there can be no assurance that a public market will ever be established. Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares. Absent a public market for our common stock, an investment in our shares should be considered illiquid. In the future we may attempt to establish a public market for our common stock. We cannot guarantee you that we will be successful. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

         IF WE EVER ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADEABILITY IN OUR COMMON STOCK WILL BE LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH MAY CAUSE THE HOLDERS OF OUR COMMON STOCK DIFFICULTY SHOULD THEY WISH TO SELL THE SHARES.


         In the event we seek to establish a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.


         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors. Because there is no guarantee that a market for our common stock will ever develop, an investment in our company should be considered illiquid and you should not purchase shares of our common stock unless you can afford to hold an illiquid investment indefinitely.


         OUR CHAIRMAN IS THE SOLE HOLDER OF OUR SERIES A CONVERTIBLE PREFERRED STOCK WHICH GIVES HIM VOTING CONTROL OF OUR COMPANY. THE SALES OF SHARES OF OUR COMMON STOCK BY DR. BISHOP WILL NOT AFFECT HIS ABILITY TO CONTROL OUR COMPANY.

         Holders of shares of our Series A Convertible Preferred Stock have 75 votes per share and holders of our shares of common stock have one vote per share on all matters submitted to a vote of our shareholders, and these two classes of our voting securities vote together on all matters submitted to a vote of our shareholders. Dr. Bishop, our Chairman, is the sole holder of our Series A Convertible Preferred Stock.

As a result of these voting rights, notwithstanding that our common shareholders are entitled to vote on matters submitted to our shareholders, Dr. Bishop has the power to elect all of our directors and to otherwise control our company.


         Dr. Bishop currently has voting control over approximately 99% of our voting securities, which includes all 250,000 shares of our Series A Convertible Preferred Stock described above and 232,051 shares of our common stock, of which 19,000 shares are included in this prospectus. In the event Dr. Bishop should sell all 19,000 shares of our common stock included in this prospectus, he would still control over approximately 98% of our voting securities as a result of the voting rights attributable to our Series A Convertible Preferred Stock, and he would still be entitled to elect all of our directors and otherwise control the operations of our company.

         IF OUR OFFICERS AND DIRECTORS WERE TO SELL THE SHARES OF COMMON STOCK OWNED OR CONTROLLED BY THEM WHICH ARE INCLUDED IN THIS PROSPECTUS, WHILE THEY HAVE INDICATED THAT THEY WILL REMAIN AS OUR MANAGEMENT, THEIR INTERESTS WOULD NOT BE AS CLOSELY TIED TO OUR SHAREHOLDERS AS THEY ARE NOW.


         This prospectus covers the resale of 46,317 shares of our common stock which are owned or controlled by members of our management. Each of these individuals has advised us that they have no present intention to leave their positions with our company at such time as they sell the shares of our common stock owned by them which are included in this prospectus. However, following such sales because they would either no longer be our shareholders or their shareholdings would be reduced, while they would still be responsible for our day to day operations, their interests may not be as closely linked to our shareholders' interests as they would be if they remained our shareholders.


           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of September 30, 2002 which gives effect to the share exchange with the American Life shareholders and the closing of the private placement. The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.



                                               September 30, 2002
                                                 (unaudited)


Long-term liabilities                           $    70,777

Temporary equity:

     Preferred stock, $.001 par vaulue,
       5,000,000 shares authorized,
       250,000 shares $0.10 stated value
       Series A Preferred Convertible
       Stock issued and outstanding               1,250,000

Stockholder's equity:

     Common stock, $.001 par value,
       100,000,000 shares authorized,
       391,449 shares issued and
       outstanding                                      392
     Additional paid-in capital                   2,938,650
     Accumulated deficit                         (1,439,210)
     Accumulated other comprehensive income         104,706

          Total stockholders' equity            $ 1,604,538

     Total  capitalization                      $ 2,925,315


                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

INTRODUCTION

         In June 2002 we closed a share exchange with American Life in which the holders of 100% of its issued and outstanding capital stock exchanged their shares for shares of our company. Prior to this share exchange, we had no business or operations. Contemporaneously with the closing of the share exchange, we closed a private placement of our common stock in which we sold 21,500 shares of our common stock to accredited investors resulting in gross proceeds to us of $107,500. The closing of the private placement was conditioned upon the prior closing of the share exchange. Both the share exchange and private placement are described in greater detail elsewhere in this prospectus. As a result of the share exchange, American Life became our subsidiary, its officers and directors became our officers and directors, and its business and operations became our business and operations. The following summary financial information has been derived from the financial statements that are included in this prospectus. The historical financial statements are those of our American Life subsidiary as a result of the share exchange, but the capital structure is ours in accordance with U.S. generally accepted accounting principles. See Note 1 to our financial statements included elsewhere in this prospectus. As a stand-alone entity, we had no operations prior to January 1, 2002 or during the period from the closing date of the share exchange on June 22, 2002.


TRANSACTIONS WHICH OCCURRED PRIOR TO SHARE EXCHANGE


         Because of the accounting treatment discussed above, during the period of January 1, 2002 and June 22, 2002, the date the share exchange closed and our operations became those of our American Life subsidiary, certain transactions which effected our financial statements are not reflected in the consolidated financial statements for the nine months ended September 30, 2002. These transactions include:

         * In February 2002 we issued an aggregate of 50,000 shares of our common stock as compensation for services being rendered to us in connection with the pending reorganization by an individual who was then serving as our president and to an accounting firm that was providing consulting services. We valued these shares at $5.00 each which equals the price per share paid by third party investors in our private placement which closed immediately after the share exchange. Our Statement of Operations for the period of January 1, 2002 until June 22, 2002 which is included in our stand-alone financial statements that appear elsewhere in this prospectus reflects this expense, however, because the transaction occurred prior to the share exchange this expense is not reflected in the Consolidated Statement of Operations for the nine months ended September 30, 2002 which only reflects the operations of the combined companies subsequent to June 22, 2002.

         * During the period of January 1, 2002 until September 30, 2002 certain additional expenses were incurred in connection with the pending reorganization for legal, accounting and related fees which totaled $106,587. Of this amount, $101,237 was incurred prior to June 22, 2002. Under U.S. generally accepted accounting principles, we are permitted to charge these costs directly against our paid-in capital to the extent of cash ($107,500) received by us in connection with the recapitalization. The balance of $913 is reflected on our Balance Sheet at September 30, 2002 in our stockholders' equity, and on the Consolidated Statement of Stockholders' Equity at September 30, 2002 as an increase in stockholders' equity.


OUR OPERATIONS


         Our operations are currently through our American Life subsidiary, and are limited to the reinsurance of annuity contracts which we obtain from larger insurance companies through reinsurance agreements. As is customary in the industry and because of our small size, the insurance companies that cede to us our share of the annuity contracts retain our pro-rata portion of the net proceeds from the sales of the annuities. We include our share of the retained proceeds in our balance sheet under the caption "Funds withheld at interest subject to restrictions." We customarily refer to these amounts as "funds withheld" and our reinsurance agreements are customarily referred to as "coinsurance agreements on a funds withheld basis." As is commonplace in the industry, the ceding company retains the management and custody of the assets on our behalf, which in our case is comprised principally of government securities and high grade corporate bonds. This is advantageous to us in that the larger ceding companies have the ability to buy large blocks of qualified securities and manage them at more cost effective levels than we currently can because of our small size. The balance of the funds held represents the statutory reserves portion. The funds withheld are liquidated in the normal course of business to pay claims and maturities on the annuities.

We can also liquidate the funds withheld and receive any excess in statutory reserves by ceding the annuity contracts to other reinsurers, a process known in the insurance industry as retroceding. No approval to retrocede any annuity contracts we own to another reinsurer to liquidate our funds withheld at interest subject to restrictions is required if the amount of the contracts does not exceed 5% of our total assets. If we should wish to retrocede any of our contracts to another reinsurer to liquidate our funds withheld at interest subject to restrictions in an amount which exceeds this 5% limitation, we must first obtain regulatory approval from the State of Tennessee. To institute this approval process, we would be required to file a prescribed form with the Insurance Commissioner's office describing the transaction and including the name of the reinsurer. The Insurance Commissioner's office has access to the financial information of licensed insurance companies throughout the United States through the NAIC system which acts to facilitate the transfer request. By statute, the Insurance Commissioner's office must approve or deny the transaction within 30 days. Although we have yet to enter into any agreements to retrocede any contracts, and we do not anticipate that we will enter into any such agreements in the foreseeable future, we have been orally advised by the Insurance Commissioner's office that the approval process in State of Tennessee for these types transactions are currently significantly less than the statutory 30 day maximum. The funds withheld by the ceding companies are included in their investment portfolios which they generally invest in high grade corporate bonds and government securities.

The ceding companies credit our funds withheld accounts with our pro-rata share of the net earnings on those investments. We also earn investment income from our available for sale securities which we own and manage ourselves. These securities, principally high grade corporate bonds and government securities, approximate our required minimum statutory capital and surplus. Our primary expenses are our pro-rata share of the interest that is credited to the contract holders of the annuities and general insurance expenses. Credited interest rates on the annuity contracts during the nine months ended September 30, 2002 ranged from 3.83% to 6.90%. General insurance expenses consist of our general and administrative salaries, expenses, professional fees including actuarial costs, and amortization of our pro-rata share of contract acquisition costs.


RESULTS OF OPERATIONS

HOW WE GENERATE REVENUES

         Our total revenues include revenues from investment income and realized investment gains or losses, which includes gains or losses from the trading of our available for sale securities. Investment income includes our share of earnings credited to us as a result of the funds withheld relationship with the larger insurance companies that have ceded to us the annuity contracts, and available for sale securities that are part of our required regulatory capital and surplus. The following table sets forth the approximate weighted average investment balance and approximate weighted average return earned for the periods specified:



                                                 Nine Months Ended                  Fiscal Year Ended
                                                    September 30,                      December 31,
                                               2002              2001             2001              2000
Approximate weighted average
     investment balance                 $   11,377,000      $   5,138,000     $  8,378,000      $  5,095,000
Approximate weighted average
     return earned                            5.66%              6.08%             5.4%              6.8%


         The approximate annualized corresponding yields in the foregoing table reflects declining interests rates primarily as a result of U.S. monetary policy and market conditions.


         At September 30, 2002 and December 31, 2001 the ceded portion of the contracts we reinsure was $9,621,881 and $9,787,275, respectively. These contracts, which generally provide for a minimum guaranteed rate of 2.5% per annum, feature variable rates after the first year of issuance and all the contracts we presently reinsure are over one year old. For the years ended December 31, 2001 and 2000 the credited interest rates on these contracts ranged from 3.83% to 6.90% and from 4.4% to 7.05%, respectively. Amounts credited to the contract holders are determined by the ceding company and are a function of competitive market conditions.

NINE MONTHS ENDED SEPTEMBER 30, 2002 AS COMPARED TO SEPTEMBER 30, 2001

         Our total revenues for the nine months ended September 30, 2002 increased approximately 106% from the comparable period in fiscal 2001. Included in these results was an increase of approximately 111%, or approximately $246,000, in revenues from investment income which results from the increase in October 2001 in annuity contracts we assumed on a funds withheld basis, and an increase of approximately 54% ($3,103) in revenues from realized investment gains or losses resulting from trading losses. Because our current capital levels limit our ability to acquire any appreciable amounts of newly ceded annuity contracts, and as a result of declining interest rates, we expect a slight decline in our investment income for the last two quarters of our fiscal year of 2002.

         Our total expenses for the nine months ended September 30, 2002 increased $251,412, or approximately 101%, from the nine months ended September 30, 2001. Included in this increase is an increase of approximately $279,000, or approximately 322%, in interest paid to our contract holders which reflects the additional annuity contracts we acquired in October 2001. General insurance expenses, which include our general and administrative salaries, expenses, professional fees including actuarial costs and amortization of our pro-rata share of contract acquisition costs, decreased approximately $24,000, or 16%, for the nine months ended September 30, 2002 as compared to the nine months ended September 30, 2001 as a result in the reduction in consulting fees paid. As discussed above, during the balance of fiscal 2002 we do not expect to acquire any significant amount of new annuity contracts and therefore we expect the interest expense we credit to contract holders for the balance of fiscal 2002 to remain near the level as incurred during the nine months ended September 30, 2002. However, we do anticipate a slight decrease as a result of falling interest rates. We expect that general insurance expenses will increase during the balance of fiscal 2002 due to expenses related to the recapitalization. We estimate approximately an additional $25,000 will be incurred during the balance of fiscal 2002 for these expenses. We expect the remaining general insurance expenses to remain comparable to levels incurred during the nine months ended September 30, 2002.


         Other income (expense) represents interest paid on amounts loaned to us by our principal shareholder. In August 2002 our Chairman and principal shareholder extended us a $250,000 line of credit under a two year note bearing interest at prime plus 1%. As additional consideration for the granting of the line, we issued him 250,000 shares of our Series A Preferred Stock. For purposes of our financial statements, we have valued these shares at $5.00 per share, for an aggregate non-cash value of $1,250,000. This amount is reflected on our balance sheet at September 30, 2002 as temporary equity. Of this amount, $250,000 was recorded as prepaid financing costs. These prepaid financing costs will be amortized over the term of the loan and we recognized a non-cash expense of $10,417 during the nine months ended September 30, 2002. The remaining $1,000,000 was recorded as interest expense and taken as a one time, non-cash charge during the nine months ended September 30, 2002. We do not anticipate that we will have a similar expense in any future periods.

FISCAL YEAR ENDED DECEMBER 31, 2001 AS COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2000

         Our total revenues for fiscal 2001 increased approximately 31% from fiscal 2000. Included in these results was an increase of approximately 25% in revenues from investment income which is attributable to our share of earnings credited to us as a result of the funds withheld by our ceding insurance companies on the annuity contracts and interest on our available for sale securities. We also had an increase of approximately $20,000, or approximately 903%, in revenues from realized investment gains resulting from profits on the trading of our available for sale securities.

         Our total expenses for fiscal 2001 increased approximately 35% from fiscal 2000. Included in this increase is an increase of approximately $120,000, or approximately 100%, in interest paid to our contract holders. General insurance expenses decreased by approximately $13,000, or approximately 7%, in fiscal 2001 from fiscal 2000 as a result of a general cost containment measure undertaken by management. Taxes, licenses and other expenses increased approximately $4,000, or approximately 61%, principally due to additional state franchise taxes. .

         Interest expense increased approximately $2,800, or approximately 63%, in fiscal 2001 from fiscal 2000 due to the additional amount of borrowings from our majority shareholder that were outstanding during most of 2001.

LIQUIDITY AND CAPITAL RESOURCES


         Net cash used by operating activities for the nine months ended September 30, 2002 was $64,416 as compared to $2,297 during the comparable nine month period in fiscal 2001. This change was primarily attributable an approximate $191,000 increase in reinsurance and other receivables and an approximate $156,000 decrease in contract holder funds, coupled with an decrease of approximately $105,000 in accounts payable and accrued expenses. Net cash used in investing activities was $19,207 for the nine months ended September 30, 2002 as compared to net cash provided by investing activities of $15,700 for the comparable period in fiscal 2001. This decrease is the result of a net spread of $14,663 between sale and maturities of our securities over our purchases of securities compared to a net spread of $68,249 for the comparable period in fiscal 2001. Net cash provided by financing activities was $178,277 for the nine months ended September 30, 2002 as compared to $5,086 for the nine months ended September 30, 2001. This change is primarily attributable to $107,500 of gross proceeds we received from the private placement of our securities in June 2002 that was conditioned upon the closing of the share exchange with American Life together with a loan to us from our principal shareholder.

         Our cash and cash equivalents at September 30, 2002 increased to $102,489 from $7,835 at December 31, 2001 as a result of the foregoing. Likewise, our available for sale securities increased from $2,221,625 at December 31, 2001 to $2,298,024 at September 30, 2002 due primarily to the increase in their market value. We are required to maintain this approximate amount of securities for regulatory purposes which represents our capital and surplus.

         We face certain uncertainties which may have an adverse impact on our liquidity in future periods, including:

         * The annuity contracts which have been ceded to us generally guarantee a minimum annual interest rate of 2.5% which we pay to the contract holders. If the amount of revenues we generate from investment income are not sufficient to pay the interest to the contract holders, we will be required to use our cash and cash equivalents, including our capital and surplus, to make up any shortfall in the guaranteed yield to the contract holder,

         * If the ceding company should either select investments which deviate from our agreed standards or perform poorly in the management of these assets, our investment income will be adversely affected,

         * During periods of rising interest rates, we may be unable to take full advantage of the spread between earnings on our investments and costs associated with annuity contracts because our contract holders may elect to terminate the existing contracts and obtain replacement contracts with higher guaranteed yield contracts, and


         * While our funds withheld at interest subject to restrictions are held in long-term investments with maturities layered to anticipate the surrender of the corresponding annuity policies, during periods of rising interest rates when contract holders may elect to terminate the existing contacts and obtain replacement contracts with higher guaranteed yields we may not have sufficient liquidity in these investments and would be required to utilize a portion of our capital and surplus to fund these early surrenders.

         We believe, however, that the specific risk of funds withheld being insufficient to cover surrendered policies is minimal in that the conditions of the annuity contracts provide for surrender charges in an amount sufficient to cover the deferred policy acquisition costs incurred in connection with the ceded risk.

         We have incurred cumulative losses through September 30, 2002. At September 30, 2002 we have an accumulated deficit of $1,439,210, which includes the $1,000,000 non-cash interest expense charge taken in the nine months ended September 30, 2002 as a result of the issuance of the shares of Series A Preferred Stock to our Chairman and principal shareholder in conjunction with the granting of the working capital line.. We may continue to incur losses during the future. We do not have any present commitments for capital expenditures. Dr. Bishop, our principal shareholder, has historically advanced us funds from time to time for operating expenses. Dr. Bishop has provided us with a $250,000 working capital line, of which $70,777 was outstanding at September 30, 2002, which represented approximately $25,000 due him for a note payable that was outstanding and approximately $46,000 in accounts payable. This note is not callable nor can it be cancelled prior to its August 2004 maturity date. We believe that available borrowings under this credit line will be sufficient to fund any working capital deficits we may incur for the next 12 months based upon our current level of operations. However, if we wish to expand our operations, we will need additional working capital beyond the commitment from our principal shareholder. We cannot guarantee you that we will be successful in obtaining capital upon terms acceptable to us, if at all. Our failure to secure necessary financing could have a material adverse effect on our financial condition and results of operations.


POSSIBLE FUTURE CONVERSION OR REDEMPTION OF THE SERIES A CONVERTIBLE PREFERRED STOCK

         As described elsewhere in this prospectus, the redemption and/or conversion terms of the outstanding 250,000 shares of Series A Convertible Preferred Stock have not been fixed. In the event either redemption or conversion terms of this security were fixed in the future, these terms may have a future impact on our liquidity, capital resources and results or operations, including:

         * If we were to redeem or convert the Series A Convertible Preferred Stock for some as yet undeterminable number of shares of our common stock, the redemption or conversion would be a non-cash transaction and which have no impact on our liquidity or capital resources. The issuance of the additional shares of common stock would be dilutive to our common shareholders and would reduce our earnings per share, if we were to report earnings in future periods of which there are no assurances. Other than this potential negative impact on earnings per share, either of these non-cash transactions would have no impact on our results of operations in future periods.

         * For purposes of our financial statements, at September 30, 2002 we have valued these shares of Series A Convertible Preferred Stock at $5.00 per share, for an aggregate non-cash value of $1,250,000. This amount is reflected on our balance sheet at September 30, 2002 as temporary equity. If we redeemed or converted this security for some as yet undeterminable number of shares of common stock, the temporary equity would become permanent equity and the amount of permanent equity would be calculated at the then fair market value of common stock issued in the redemption or conversion. Either of these non-cash transactions would have no impact on our liquidity or capital resources or results of operations.

         * If we were to redeem the Series A Convertible Preferred Stock, for some as yet undeterminable amount of cash, our liquidity and capial resources would be negatively impacted to the extent of the cash used for the redemption. As a result of this decreased liquidity, our results of operations could be negatively impacted in future periods. The amount, nature and materiality of this potentially negative impact on our results of operations in future periods is unknown to us at this time.


                                  OUR BUSINESS

OUR HISTORY

         We were formed in Florida in May 1998 originally under the name B&B Capital Group, Inc. Roxanne K. Beilly, Esq. was our sole officer, director and shareholder from our formation until April 30, 2001. Ms. Beilly, who incorporated our company as a shelf corporation, or a privately-held corporation which has no business, operations or assets to be made available to her clients for use in possible business combinations as part of her legal practice, was issued 150 shares of our common stock as compensation for her services in founding our company. These shares were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In April 2001 T. Lynn Tarpy, Esq. was elected our sole officer and director, and Ms. Beilly resigned her positions with our company. Mr. Tarpy served in these capacities from April 2001 until the closing of our transaction with American Life in June 2002 described below. As compensation for his services to us, in February 2002 Mr. Tarpy was issued 25,000 shares of our common stock. These shares were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         In June 2002 the shareholders of American Life exchanged a total of 319,799 shares of common stock, which was 100% of the issued and outstanding shares American Life common stock, for 319,799 shares of our common stock. Under the terms of the share exchange, the American Life shareholders received one share of our common stock for each share of American Life owned by them prior to the transaction. This share exchange, which was structured to be a tax-free exchange under the Internal Revenue Code of 1987, as amended, resulted in a change in our control. Mr. Tarpy, our then sole officer and director resigned at the closing of the share exchange and our current officers and directors, who were the officers and directors of American Life, were appointed. No individuals or entities received any compensation, including finder's fees, in connection with the share exchange. Following the share exchange, in July 2002 we changed our name to American Life Holding Company, Inc.

         American Life, which is now a wholly-owned subsidiary, was established as a Tennessee corporation in 1992. Between its founding and November 1997, American Life's activities were limited to pre-operating matters such as obtaining capital and the appropriate licenses from the State of Tennessee to conduct its proposed business activities. In November 1997 it was issued a Certificate of Authority by the Tennessee

Department of Commerce and Insurance allowing it to accept life, health and annuity insurance risks on either a primary or reinsurance basis. American Life's activities are currently focused on the reinsurance of fixed rate annuity insurance products.

         Contemporaneously with the closing of the share exchange with American Life, in June 2002 we sold an aggregate of 21,500 shares of our common stock to 21 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Rule 506 and Regulation D of the act. We received gross proceeds of $107,500 from this offering. The closing of this offering was conditioned upon the closing of the share exchange, and the funds received by subscribers were deposited into an escrow account pending the satisfaction of this condition precedent. Upon the closing of the share exchange, the subscriptions were accepted by us and the private placement closed. We used those proceeds for working capital.

OUR BUSINESS

         We are a reinsurer of single premium deferred annuity and flexible premium deferred annuity contracts for tax qualified and non-qualified investments. The annuity contracts which we reinsure are subject to discretionary surrender or withdrawal by our customers. These policies and contracts represent assumed reinsurance with Allianz Life Insurance Company of North America and Hannover Life Reassurance Company of America. When an insurance company agrees to assume the insurance risk of another insurance company, this transfer of liability is known as assumed reinsurance. The assuming insurance company, or the reinsurer, puts its assets at risk for the opportunity to participate in the earnings of the assumed policies. Under our arrangement with these companies, we accepted a portion of the liability under these annuity policies and in return received a proportionate amount of the asset of those policies. On our behalf these companies invest premiums and deposits to provide cash flow that we use to fund future benefits and expenses.

         When the policies are sold by the insurance company, the purchasers of those policies pay for the policy on the front end, and depending upon the policy purchased, are either guaranteed a fixed or variable return over the life of the policy. Our total revenues include revenues generated from investment income which are handled on a funds withheld basis by Allianz Life or Hannover Life. When an insurance company holds the assets of another insurance company, and the revenues generated by those assets, those assets and revenues are held on a funds withheld basis. Generally, a larger insurance company, such as Allianz Life or Hannover Life, will hold the assets for smaller, less creditworthy insurance company, such as ours. This arrangement allows the smaller company to participate in reinsurance transactions and also permits it to participate in the larger insurance company's bond selection and portfolio management.

         Under our agreements with Allianz Life and Hannover Life, we pay our pro-rata share of the acquisition costs of the annuity contracts and put the assets, represented by the ceded portion of the annuity contracts, at risk. If the gross investment income from these assets is not sufficient to pay the guaranteed return, we are at risk for the difference. In turn, any surplus between these two amounts represents investment spread to us.

         When we acquire an annuity contract from the ceding company, the amount of the liability which appears on our financial statements equals the face amount of the annuity contract acquired. The corresponding asset is equal to the total of the amount of the invested funds held by the ceding company and the deferred acquisition cost paid to the ceding insurance company, which is typically 5% to 7% of the contract amount. For example, if we acquire a block of annuity contracts which represent $1,000,000 in the face amount of the contracts and we agree to pay a 5% deferred acquisition cost, we book a liability of $1,000,000, which is reflected as contract holder deposits on our balance sheet, and a total of $1,000,000 of assets on our balance sheet. These assets include $950,000 in funds withheld at interest subject to restrictions and $50,000 unamortized policy acquisition cost.

         When we acquire an annuity contract, we defer a portion of the related acquisition costs by establishing a deferred acquisition cost asset on our balance sheet. This asset is amortized over the expected term of the acquired annuity contract based on certain assumptions related to the contract. To the extent surrender, withdrawal or recapture activity is greater than we assumed, we may incur a non-cash charge to write down the deferred acquisition costs asset, which may be partially offset by recapture and surrender

         Although we are licensed by the State of Tennessee to accept life, health and annuity insurance risks on either a primary or reinsurance basis, our operations have historically been limited to assuming a ceded portion of liabilities under annuity policies which have been issued by Allianz Life. We currently reinsure single premium and flexible premium fixed annuity contracts. Under the terms of these contracts, the contract holders can terminate the contract at any time. We are then required to return the principal together with any accrued but unpaid interest to the contract holder. Because we have incurred costs in acquiring these annuity contracts, the annuity contracts impose penalties against principal and interest to offset contract termination in the initial policy years. The penalties are calculated in advance of the initial policy sale and are sufficient to cover the acquisition costs.

         We have acquired all of our existing business from Allianz Life or Hannover Life. These contracts were primarily sold by those companies under Allianz Life's Ultima Annuity System, a personal computer application that produced point of sale illustrations for over 1700 annuity contracts and included a comprehensive personal computer based network to support the initial issuance and ongoing administration of these annuity contracts. In 2001 Allianz Life discontinued this program based upon an internal refocus of its marketing efforts. We do not presently have any plans to expand our business beyond the purchase of blocks of reinsurance risk related to annuity contracts.

         As discussed elsewhere in this prospectus, we do not have sufficient capital and surplus to purchase additional blocks of reinsurance risk. We believe that once we have additional capital and surplus available to us that we will have no difficulty purchasing additional reinsurance blocks in the secondary market. While there is no assurance that our company will be able to purchase any suitable blocks of reinsurance risks in the future, we have contacts with a number of intermediaries and brokers who have indicated that they will seek to find blocks of reinsurance risks for us to purchase.

         If potentially suitable blocks of reinsurance are located, and assuming we have additional capital and surplus available to us, of which there is no guarantee, our management with the assistance of our actuary will test these blocks of risk to determine if they have acceptable levels of profit. If we find blocks of risk which exhibit acceptable levels of profit, we may agree to purchase or reinsure these blocks of risk. Purchase prices on blocks we will consider will generally not be less than $500,000 or greater than $5 million.

REINSURANCE OPERATIONS IN GENERAL

         Reinsurance is the business in which a reinsuror agrees to indemnify a "primary" or "ceding" insuror against all or part of the risks assumed by the primary insuror under a policy or policies it has issued. Among its benefits, reinsurance offers primary insurors the opportunity to increase underwriting capacity, write larger individual risks, reduce financial leverage, stabilize operating results, enter new markets with shared underwriting risk, protect against catastrophic losses and obtain consultative underwriting and risk management services.

         Treaty reinsurance refers to automatic reinsurance coverage for all or a portion of a specified class of risks ceded by the primary insuror, while facultative reinsurance involves underwriting of individual risks. Pro rata, or proportional reinsurance, describes all forms of reinsurance in which the reinsuror shares in a proportional part of the original premiums and losses of the business ceded by the primary company. Excess, or non-proportional reinsurance, refers to reinsurance which indemnifies the primary company for that portion of the loss that exceeds an agreed-upon amount of "retention."

         The reinsurance industry's overall profitability has historically been subject to cyclicality, principally due to the insurance industry's underwriting cycle, overall economic conditions, investment returns, industry capital levels and insured catastrophic events. The reinsurance industry, both domestically and globally, has recently experienced consolidation, as reinsurors seek to expand their markets, obtain critical mass in certain markets and further diversify their risks. In addition, there has been a shift in recent years in primary insurors, reinsurance purchases toward better capitalized and more creditworthy reinsurors.

FIXED RATE ANNUITY PRODUCTS

         Many life insurance companies and other insurors issue fixed rate annuities similar to those reinsured by our company. Purchasers of an annuity generally pay a lump sum premium to the insurance company issuing the annuity. The annuity contract provides that the premium will accumulate interest at a fixed or guaranteed rate. The interest accrues tax free until the owner of the annuity makes withdrawals. The annuity contract provides that a death benefit is paid if the owner dies before annuity payments commence. A commission is normally paid to the agency or agent selling an annuity. Average commissions can range from 5% to 8% of the total premium paid for the annuity. The balance of the premium is invested by the issuer of the annuity. The issuer of the annuity bears all investment risk, since the annuity contract guarantees a fixed rate of interest to the purchaser of the annuity. The issuer of the annuity protects against interest rate risk by purchasing fixed rate investments with the annuity premium. The investments are generally high grade corporate and government bonds. These investments normally have an interest rate payable to the issuer which exceeds the guaranteed or contract rate in the annuity contract by between 1% and 2.50%. This is possible since the annuity contract guaranteed rate is a tax-deferred rate. Purchasers will therefore accept a lower rate guarantee in the annuity than they would if they were purchasing a similar fixed rate investment which was taxable.

         The difference between the guaranteed rate in an annuity contract and the rate obtained by the issuer of the annuity on its investments is generally considered to be the "spread" on the annuity contract. Issuers of annuities collect large amounts of premiums and then invest the premiums in large blocks of corporate and government fixed rate bonds. These investments generally have a maturity similar to the underlying maturity of the annuity contracts which generated the premiums involved. The "spread" on these investments represents the issuer's profit from the transaction. The "spread" is earned annually, since most annuities are multi-year contracts.

         There are certain risks, however, associated with the investment of the premiums in the bond market. Potential bond defaults present a major concern. Defaults on bonds in which the insurance company's assets and premiums are invested represent a reduction in any insurance company's ability to acquire and retain insurance premiums - a source of revenue for the company. Since these companies earn interest from the premiums, any reduction in the company's ability to retain premiums lowers the profit of the company. Bond defaults can also represent a decrease in the insurance company's capital and surplus accounts, and the additional loss of earned interest income associated with the defaulted bonds. Many insurance companies, such as ours, seek to lower this risk by investing only in high grade corporate and government bonds.

         When a reinsuror like our company agrees to reinsure a portion of a fixed-rate annuity contract, it assumes a proportionate risk on the underlying contract. Nonetheless, it also owns a portion of the premiums which have been invested in the fixed-rate securities. It is therefore generally protected from interest rate risk, since the fixed-rate investments normally have a term to maturity equivalent to the underlying annuity contract and generally bear a fixed interest rate higher than the guaranteed rate in the underlying annuity contract.

REINSURANCE TREATIES

         We are a party to reinsurance treaties, or contracts, with Allianz Life, the North American representative of one of the 10 largest insurance organizations in the world, and Hannover Life Reassurance Company of America. Under these agreements, the reinsured ceded to us 15% of its liability under certain annuity policies, not to exceed the State of Tennessee's statutory limit based upon our then available capital and surplus. The reinsurance is facilitated through a funds withheld co-insurance agreement wherein Allianz Life or Hannover Life (depending upon where we acquired the policies) withholds the portion of the annuity funds which are to be reinsured by us and invests them in fixed-rate investments on our behalf. While these funds are maintained and invested by Allianz Life or Hannover Life, they are our assets. These funds are invested in fixed-rate products such as investment grade corporate and government bonds which will guarantee a return to us which exceed the interest rate payable on the underlying fixed-rate annuity contract. In general, the difference or spread between the invested funds and the underlying annuity contract ranged from 3.83% to 6.90% for the nine months ended September 30, 2002, from 3.83% to 6.90% for the fiscal year ended December 31, 2001 and from 4.40% to 7.05% for the fiscal year ended December 31, 2000.

         As indicated previously, these reinsurance treaties are done on a "funds withheld coinsurance basis." Under this approach, the appropriate share of premiums on each annuity is invested by Allianz Life or Hannover Life on our behalf in investment grade fixed-income securities. This portion of the premiums is held in an account on our behalf and Allianz Life or Hannover Life actually establishes a liability on its books for the amounts of investments owned by us and the balance in our funds withheld account is adjusted by the reinsured on a monthly basis. The monthly adjustment is computed by deducting the total amount of the statutory reserves on the last day of the preceding month on the portions of the policies subject to the reinsurance agreement from the total amount of the statutory reserves on the last day of the current month on the portions of the policies reinsured thereunder. The reinsured also credits investment income to us monthly on that portion of the investments subject to the agreement. We carry the portion of the securities held on our behalf by Allianz Life or Hannover Life as an asset on our financial books and records.

         We entered into the agreement with Allianz Life effective December 1, 1996. We reimburse Allianz Life for certain acquisition costs incurred by it related to the policies we reinsure, including commissions ranging from 2.25% to 5.25% depending upon the type of policy written, together with administrative allowances in amounts ranging from 0.85% for the first $25,000,000 of premiums collected to 0.625% for all premium collected in excess of $50,000,000. These amounts are reflected on our balance sheet as "Deferred acquisition costs" and are expensed by us over the life of the annuity contracts. We also reimburse Allianz Life for any state premium taxes or any state guaranty fund assessments which it may be required to pay on that portion of the annuity contracts reinsured by us. This agreement can be terminated by either party upon 90 days prior written notice with respect to reinsurance not yet in place. After any termination of the agreement, we will still remain responsible on all reinsurance placed under the agreement until the termination or expiry of the insurance reinsured. Allianz may also terminate this agreement upon 90 days written notice with respect to policies which have attained the fifteenth or any subsequent anniversary of having been reinsured under the agreement.

         We entered into the agreement with Hannover Life effective April 1, 1998. Under the terms of this agreement, we pay Hannover Life a commission of 6.25% related to the annuity contracts we reinsure. We also pay it an administrative allowance on those annuity contracts which includes an acquisition allowance ranging from 0.55% for the first $20,000,000 of premiums collected up to 0.35% for all premiums collected in excess of $200,000,000, a maintenance allowance ranging from zero to 0.0075% of the amount of the policy and a override allowance of 0.0125% of the amount of the policy. As with the fees and expenses paid to Allianz Life, these amounts are reflected on our balance sheet as "Deferred acquisition costs" and expensed by us over the life of the annuity contract. This agreement can be terminated by either party upon 30 days prior written notice with respect to reinsurance not yet in place. After any termination of the agreement, we will still remain responsible on all reinsurance placed under the agreement until the termination or expiry of the insurance reinsured, unless Hannover recaptures the reinsured policies.

COMPETITION

         There are virtually no barriers to entry to reinsurance industry and competitors may be domestic or foreign, licensed or unlicensed. We compete with a number of other reinsurance companies, including:

         *        Vesta Insurance Group,
         *        Americo Life Group,
         *        Central United Group,
         *        Independence Holding Group,
         *        London Life Reinsurance Company,
         *        Standard Management Group,
         *        Swiss Reinsurance Group, and
         *        NGL Insurance Group.

         Reinsurors compete on the basis of reliability, financial strength and stability, ratings, underwriting consistency, service, business ethics, price, performance, capacity, terms and conditions. The majority of our competitors have greater access to capital, longer operating histories, and a more substantial infrastructure. We cannot guarantee you that we will ever effectively compete within our industry segment.

GOVERNMENT REGULATION

         Our American Life subsidiary is subject to regulations of the State of Tennessee, the jurisdiction in which it is licensed or authorized to do business. Insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends, distributions, and intercompany payments affiliates can make without prior regulatory approval. None of these requirements apply to American Life Holding. As set forth below, the minimum capital requirements in the State of Tennessee are $1,000,00 in capital plus $1,000,000 in surplus and at each of December 31, 2001 and September 30, 2002 American Life's capital and surplus exceeded these minimum amounts. Under the insurance laws of the State of Tennessee, our American Life subsidiary cannot pay dividends nor make distributions without the prior approval of the Tennessee Insurance Department. American Life has never paid any dividends nor made any distributions since inception and we do not anticipate that it will ever seek the approval of the Tennessee Insurance Department to do so. Intercompany transactions between American Life and American Life Holding are subject to the following standards:

         *        the terms must be fair and reasonable;
         *        charges or fees for services performed must be reasonable;
         * expenses incurred and payment received which is allocated to American Life must be in conformity with customary insurance practices;
         * the books, accounts and records of each party to all transactions must be maintained so as to clearly and accurately disclose the nature and details of the transactions, including accounting information to support the reasonableness of the charges or fees; and
         * American Life's surplus as regards to policyholders following any dividends or distributions to shareholder affiliates must be reasonable in relation to its outstanding liabilities and adequate to its financial needs. However, as set forth above, we do not foresee that American Life will ever pay any dividends or make any distributions.

In addition, in the event American Life should wish to enter into certain intercompany transactions described below, it must notify the Tennessee Insurance Department at least 30 days prior to the expected date of the transaction(s) and providing the State Insurance Commissioner does not disapprove of such transaction(s) within this 30 day period, it is then free to consummate such transaction(s). The types of intercompany transactions which fall into this notification process include:

         * sales, purchases, exchanges, loans, extensions of credit, guarantees or investments if such transactions equal or exceed 3% of American Life's admitted assets or 25% of its surplus;

         * loans or extensions of credit to any person who is not an affiliate if American Life makes the loan or extensions of credit with the understanding that the proceeds of the transactions will be used to make loans or extensions of credit to, to purchase assets of, or to make investments in, any affiliate of American Life if such transactions equal or exceeds 3% of American Life's admitted assets or 25% of its surplus;
         * reinsurance agreements in which the reinsurance premium or a change in American Life's liabilities equals or exceeds 5% of its surplus;
         * management agreements, service contracts and all cost-sharing arrangements other than cost allocations based on generally accepted accounting principles; and
         * any material transaction which the State Insurance Commissioner may determine adversely affects the interests of American Life's policyholders.

         American Life is in compliance with all of the foregoing regulations.

         Tennessee law also imposes restrictions on the amounts and type of investments insurance companies like American Life may hold. These regulations generally restrict the investments to government and high grade corporate bonds, common and preferred stock issued by U.S. corporations which meet certain guidelines specified in the regulations, promissory notes secured by the pledge of bonds or other securities, obligations of certain specified federal agencies, bonds issued or guaranteed by certain specified banks, shares of federally insured savings and loan associations, loans secured by mortgages, loans or investments in real estate and certain other specified investments. The amount of funds which can be invested in these permissible investments is limited to a percentage of the insurance company's assets for certain of the categories described above, including common and preferred stock, bonds issued or guaranteed by certain specified banks, shares of federally insurance savings and loan associations and loans investments in real estate.


GENERAL

         The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various insurance departments, vary by jurisdiction, but generally grant broad powers to supervisory agencies or regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the conduct of the insurance business, including approval or modification of contractual arrangements. These laws and regulations generally require insurance companies to meet certain solvency standards and asset tests, to maintain minimum standards of business conduct, and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership, and financial condition, and subject insurers to potential assessments for amounts paid by guarantee funds.

         American Life prepares its statutory financial statements in conformity with accounting practices prescribed or permitted by the State of Tennessee. American Life is required to file annual, semi-annual, or quarterly statutory financial statements in the

State of Tennessee. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not otherwise prescribed. Any permitted statutory accounting practices that American Life follows do not have a significant impact on statutory surplus or statutory net income.

         Additionally, American Life is subject to periodic examination by the insurance department of the State of Tennessee in which it is licensed. The most recent examination of American Life by the Tennessee Department of Insurance was completed for the year ended December 31, 2001. The report on this examination contained no material adverse findings.

         Although some of the rates and policy terms of U.S. direct insurance agreements are regulated by state insurance departments, the rates, policy terms, and conditions of reinsurance agreements generally are not subject to regulation by any regulatory authority. However, the NAIC Model Law on Credit for Reinsurance, which has been adopted in most states, imposes certain requirements for an insurer to take reserve credit for reinsurance ceded to a reinsurer. Generally, the reinsurer is required to be licensed or accredited in the insurer's state of domicile, or security must be posted for reserves transferred to the reinsurer in the form of letters of credit or assets placed in trust.

         In recent years, the NAIC and insurance regulators increasingly have been re-examining existing laws and regulations and their application to insurance companies. In particular, this re-examination has focused on insurance company investment and solvency issues, and, in some instances, has resulted in new interpretation of existing law, the development of new laws, and the implementations of non-statutory guidelines. The NAIC's codification initiative has produced a comprehensive guide of revised statutory accounting principles. While the NAIC approved a January 1, 2001 implementation date for the newly developed guidance, companies must adhere to the implementation date adopted by their state of domicile. In 2001 the State of Tennessee, American Life's state of domicile, completed its review of the codification to determine its effect on existing state laws and regulations. As a result, the State of Tennessee adopted the codification with an effective date of January 1, 2001. The requirements did not have a material impact on the statutory surplus of American Life.

CAPITAL REQUIREMENTS


         We are required by the State of Tennessee to maintain minimum capital and surplus of $1,000,000 each. Our statutory capital at both December 31, 2001 and September 30, 2002 was $1,134,176. Our statutory surplus at December 31, 2001 and September 30, 2002 was $1,301,741 and $1,226,421, respectively. In addition, valuation reserves are imposed by Tennessee state statute which has restrictions on retained earnings. Restrictions of retained earnings under these valuation reserves were approximately $8,700 and $29,000 at each of December 31, 2001 and September 30, 2002.

         Under the laws of the State of Tennessee, the types of instruments in which we may invest our capital and surplus are limited to government securities, bonds and certain equity securities. At September 30, 2002 our capital and surplus are invested in:

         * corporate debt securities with a fair market value of $1,020,788 and amortized cost of $964,243;

         * obligations of states and political subdivisions with a fair market value of $1,120,812 and amortized cost of $1,046,462; and

         * debt instruments of utility companies with a fair market value of $156,424 and amortized cost of $151,511.

         In July 1997, we entered into an agreement with Martin & Company, L.P. to provide investment advisory services to us in the supervision and management of our assets in its investment account. Under this agreement, Martin & Company, L.P. has discretion to direct the investment of our funds. For its services, we pay Martin & Company, L.P. an annual fee on fixed income accounts of 0.30% of the first $5 million under management, and 0.25% of all additional funds over $5 million.

EMPLOYEES

         As of January 31, 2002, we had one full time employee, our president and CEO Mr. Brown. Mr. Brown devotes all of his time and attention to our business. As we continue to implement our business plan, we anticipate hiring additional full-time employees. None of our employees is represented by union or other collective bargaining groups. We believe our relationship with our employees is good, and we do not currently foresee a shortage of qualified personnel needed to operate our business.

PROPERTY

         We rent approximately 530 square feet of commercial office space at 4823 Old Kingston Pike, Suite 125, Knoxville, Tennessee on a month to month basis from an unaffiliated third party for $700.00 per month. This office space is sufficient for our foreseeable needs. In the event we were required to relocate our offices, we do not believe we would have any difficultly in securing similar facilities at a comparable price.

LEGAL PROCEEDINGS

         We are not a party to any legal proceedings.

                CHARGES IN AMERICAN LIFE'S CERTIFYING ACCOUNTANT


         In conjunction with the audit of American Life's financial statements for the year ended December 31, 2001, on December 6, 2001 American Life dismissed Rodefer, Moss & Co PLLC, its then principal independent accountant. The report of Rodefer, Moss & Co PLLC on American Life's financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and the subsequent interim period through the date of dismissal, there were no disagreements between American Life and Rodefer, Moss & Co PLLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Rodefer, Moss & Co PLLC's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

         On January 3, 2002 American Life engaged Henderson Hutcherson & McCullough, PLLC to act as its principal independent accountant. Prior to such engagement, American Life did not consult with Henderson Hutcherson & McCullough PLLC regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on its financial statements. The change in our principal independent accountants from Rodefer, Moss & Co PLLC to Henderson Hutcherson & McCullough PLLC was approved by American Life's board of directors.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Name                   Age               Positions

Archer W. Bishop, Jr., M.D.     58        Chairman of the Board
Stanley P. Brown, III           51        President, CEO and director
Lila K. Pfleger                 42        Secretary, Treasurer and director
Oscar R. Scofield               61        Director
John H. Bell, M.D.              68        Director

         DR. ARCHER W. BISHOP, JR. Dr. Bishop has served as our chairman since June 2002, and has served as chairman of the board of our American Life subsidiary since its inception in 1992. Dr. Bishop, an orthopedic surgeon, practiced from 1968 until retiring in 2000. Dr. Bishop also serves as chairman of the Board of the Thompson Cancer Survival Center, chairman of the Covenant Health Board Accountable Health Committee and a director of the Lucille Thompson Family Foundation. Dr. Bishop received his Bachelor of Science degree from the University of Tennessee, Knoxville in 1965 and this Doctor of Medicine degree from the University of Tennessee Medical School in 1968.

         STANLEY P. BROWN, III. Mr. Brown has served as our president and a member of our board of directors since June 2002, and has held the same positions at our American Life subsidiary since its inception in 1992. From 1990 to 1992 Mr. Brown was director of operations at DeRoyal Life Insurance Company, Knoxville, Tennessee. Prior to joining DeRoyal Life Insurance Company, Mr. Brown was a senior underwriter for various insurance companies. Mr. Brown holds a Series 7 Registered Representative's license issued by the NASD, which is currently on file with Lanrick Securities, LLC in Knoxville, Tennessee. Mr. Brown received both a Bachelor of Arts and a Bachelor of Science degree from the University of Tennessee in 1973.

         LILA K. PFLEGER, CPA. Ms. Pfleger has served as our secretary, treasurer and a member of our board of directors since June 2002, and has served in the same capacities at our American Life subsidiary since 1992. Since 1988 Ms. Pfleger has served as business manager for TABCO, a Knoxville, Tennessee company involved in family wealth management, and since 1988 she has also served as executive director for the Lucille S. Thompson Family Foundation, a Knoxville, Tennessee based private foundation where Ms. Pfleger is involved in community and grants management. Prior to joining TABCO, Ms. Pfleger was also employed as a tax supervisor for Coopers & Lybrand and a staff accountant for Lawson & Synder, P.C. Ms. Pfleger, who has been a certified public accountant since 1984, is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants. She received her Bachelor of Science with a major in accounting from the University of Tennessee in 1982.

         OSCAR R. SCOFIELD. Mr. Scofield has been a member of our board of directors since June 2002, and has served as a member of the board of directors of our American Life subsidiary since 1995. Since September 2000 Mr. Scofield has served as president of Scottish Re (U.S.), Inc., a Charlotte, North Carolina based subsidiary of Scottish Annuity & Life Holdings, Ltd. (NYSE: SCT) which provides reinsurance solutions to reinsurance markets throughout the world and issues customized variable life and annuity products for high net worth individuals, families and institutions. Mr. Scofield has been a member of the board of directors of Scottish Re (U.S.), Inc. since December 2000. From 1995 until September 2000 Mr. Scofield was a principal of Chapfield Corporation, a North Carolina-based reinsurance broker. Prior to founding Chapfield Corporation, Mr. Scofield served in various upper management positions with insurance companies. Mr. Scofield received a Bachelor of Arts in Social Studies from Wartburg College in 1963, and has performed post-graduate work at the University of Northern Iowa, completed the American Management Association's Senior Management Program, and completed various taxation, reinsurance and financial analysis courses offered by Booke & Company.

         JOHN H. BELL, M.D. Dr. Bell has been a member of our board of directors since June 2002, and has served as a member of the board of directors of our American Life subsidiary since 1992. Dr. Bell, a retired orthopedic surgeon, is a member of the American Academy of Orthopaedic Surgeons, the America College of Surgeons and
         the State of Tennessee Medical Society. Dr. Bell received both his A.B. degree and Doctor of Medicine from Duke University.

         There are no family relationship between any of the executive officers and directors. Each director is elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified.

COMMITTEE OF THE BOARD OF DIRECTORS

         In August 2002 we established an audit committee of our board of directors. The audit committee recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our internal and independent auditors, including the results and scope of their audit. The members of the audit committee are Ms. Pfleger, Dr. Bell and Mr. Scofield.

EMPLOYMENT AGREEMENTS

         We are not a party to any employment agreements. In the future we may seek to enter into employment agreements with one or more parties to secure their services to us. If we should enter into any employment agreements in the future, we believe that the terms of those employment agreements will be reasonably fair to us.

EXECUTIVE COMPENSATION

Cash Compensation

         The following table summarizes all compensation recorded by us in each of the last two fiscal years for our Chief Executive Officer and each other executive officers serving as such whose annual compensation exceeded $100,000.



                                              SUMMARY COMPENSATION TABLE


--------------------------------------------------------------------------------------------------------------------------------

                                                                            Long Term Compensation
--------------------------------------------------------------------------------------------------------------------------------

                                    Annual Compensation                    Awards               Payouts
-----------------  -------  ----------------------------------- ----------------------------- -----------  ---------------------

Name and            Year      Salary     Bonus      Other Annual    Restricted     Securities        LTIP          All Other
Principal                      ($)        ($)       Compensation      Stock        Underlying       Payouts      Compensation
Position                                                ($)          Award(s)     Options/SARs
                                                                       ($)             (#)
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
Stanley P.          2002      55,000                                               42,000                           $12,364
Brown III (1)
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
                    2001      55,000                                                                                $10,532
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
                    2000      57,292                                                                                $ 5,000
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
T. Lynn Tarpy (2)   2002        -          -            -               -              -               -               -
-----------------  -------  ---------- ---------- ---------------- ------------ ----------------- -----------  -----------------
                    2001        -          -            -               -              -               -               -
--------------------------------------------------------------------------------------------------------------------------------


(1) Mr. Brown has served as our president since June 2002 following the share exchange with our the shareholders of our American Life subsidiary. He has served as president of American Life since its inception in 1992. The amounts reflected as his salary reflect the amounts paid by American Life. In fiscal 2002 we granted Mr. Brown options to purchase 42,000 shares of our common stock at $10.00 per share which are exercisable in perpetuity. All other compensation includes $5,000 for car allowance and $7,364 for health insurance and disability coverage for fiscal 2002, $5,417 for car allowance and $5,115 for health insurance and disability coverage for fiscal 2001, and $5,000 for a car allowance for fiscal 2000.



(2) Mr. Tarpy served as our president from April 2001 until June 2002. In February 2002 we issued him 25,000 shares of our common stock as compensation for services in connection with the reorganization. For accounting purposes we have valued those shares at $5.00 per share which equals the price we sold shares at in a subsequent private placement.


                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


---------------------------------------------------------------------------------------------------------------------
                                                Individual Grants
----------------------------------------------------------------------------------------------------------------------

Name                           Number of                % of Total              Exercise or Base         Expiration
                              Securities               Options/SARs               Price ($/Sh)              Date
                              Underlying                Granted to
                             Options/SARs          Employees in Fiscal
                              Granted (#)                  Year
----------------------- ----------------------- -------------------------- -------------------------- ----------------
Stanley P.                         0                        -                          -                     -
Brown, III
----------------------- ----------------------- -------------------------- -------------------------- ----------------
T. Lynn Tarpy (2)                  0                        -                          -                     -
----------------------- ----------------------- -------------------------- -------------------------- ----------------




             AGGREGATE OPTION/SAR EXERCISES IN FISCAL YEAR 2002 AND FY-END OPTION/SAR VALUES


------------------------------------------------------------------------------------------------------------------------

                                                     Number of Securities              Value of Unexercised In-the-
                                                    Underlying Unexercised             Money Options/SARs at FY End
                                                    Options/SARs at FY-End                         ($)
                                                             (#)
----------------------------------------------- ---------------------------------  --------------------------------------

      Name          Shares          Value        Exercisable      Unexercisable       Exercisable       Unexercisable
                   Acquired       Realized
                      on             ($)
                   Exercise
                      (#)
---------------- -------------  ------------- ----------------- ------------------  ----------------  ------------------
Stanley P.             0              -         42,000 (1)              -                 (1)                 -
Brown, III

---------------- -------------  ------------- ----------------- ------------------  ----------------  ------------------
T. Lynn                0              -               -                 -                  -                  -
Tarpy
---------------- -------------  ------------- ----------------- ------------------  ----------------  ------------------

(1) Includes 42,000 shares of our common stock underlying currently exercisable options. There is currently no market for our common stock.

2002 STOCK OPTION PLAN

         Our 2002 Stock Option Plan was adopted by our Board of Directors and the holders of a majority of issued and outstanding capital stock in August 2002. Under the plan, we have reserved an aggregate of 2,000,000 shares of common stock for issuance pursuant to options granted under the plan. As of the date of this prospectus, there are options outstanding to purchase 11,000 shares of our common stock at an exercise price of $10.00 per share.

         The stated purpose of the plan is to increase our employees', advisors', consultants' and non-employee directors' proprietary interest in the company, and to align more closely their interests with the interests of our shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The plan is administered by our Board of Directors who will determine, from time to time, those of our officers, directors, employees and consultants to whom options will be granted, the terms and provisions of the respective options, the dates such options will become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All questions relating to the administration of the plan, and the interpretation of its provisions are to be resolved at the sole discretion of the Board of Directors.

         Options to purchase common stock may be issued under the Plan. Options granted under the plan may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not so qualify. In addition, the plan also allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the plan option with shares of common stock owned by the eligible person and receive a new plan option to purchase shares of common stock equal in number to the tendered shares. Any incentive stock option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive stock option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

         The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no plan option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any incentive stock option granted under the plan will not be less than the fair market value of the common stock on the date of grant, or less than 110% of fair market value on the date of grant for options granted to an eligible employee owning more than 10% of our common stock. The exercise price of non-qualified options will be determined by the Board of Directors.

         The per share purchase price of shares subject to plan options granted under the plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of plan options granted under the plan. Our officers, directors and employees of and consultants to our company and our subsidiaries will be eligible to receive non-qualified options under the plan. Only our officers, directors and employees who are employed by us or by any subsidiary are eligible to receive incentive stock options.

         All plan options are non-assignable and non-transferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by the optionee. If an optionee's employment is terminated for any reason, other than optionee's death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and optionee's service as a director is terminated for any reason, other than death or disability, the plan option granted to the optionee will lapse to the extent unexercised on the date of termination, unless otherwise provided for at the time of grant. If the optionee dies during the term of his or her employment, the plan option granted to the optionee will lapse to the extent unexercised on the earlier of the expiration date of the plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 422(c)(6) of the Internal Revenue Code, the plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of the disability.

         The Board of Directors may amend, suspend or terminate the plan at any time, except that no amendment shall be made which:

         * increases the total number of shares subject to the plan or changes the minimum purchase price thereof (except in either case in the event of adjustments due to changes in our capitalization),

         * affects outstanding plan options or any exercise right thereunder,

         *        extends the term of any plan option beyond 10 years, or

         *        extends the termination date of the plan.

         Unless the plan has been suspended or terminated by the Board of Directors, the plan will terminate on 10 years from the date of the plan's adoption. Any such termination of the plan will not affect the validity of any plan options previously granted thereunder.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         As authorized by the Florida Business Corporation Law, our articles of incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;
         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         o unlawful payments of dividends or unlawful stock redemptions or repurchases; and
         o any transaction from which the director derived an improper personal benefit.

         This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

         Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons according to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Roxanne K. Beilly, Esq. incorporated our company in May 1998 and received 150 shares of our common stock, valued at our par value of $0.001 per share, as consideration for her services in connection with the formation. Ms. Beilly was our sole officer, director and shareholder from May 1998 until April 30, 2001 during which period no activities occurred. Ms. Beilly formed our company as a shelf corporation, or a privately-held corporation which has no business, operations or assets, to be made available to her clients for use in possible business combinations as part of her legal practice. In April 2001 T. Lynn Tarpy, Esq. was elected our sole officer and director, and Ms. Beilly resigned her positions with our company.

         Mr. Tarpy served as our sole officer and director from April 2001 until the closing of our transaction with American Life described elsewhere in this prospectus. As compensation for his services to us, in February 2002 he was issued 25,000 shares of our common stock. While no other issuances of our securities had occurred since the original issuance to Ms. Beilly which would have resulted in an increase the fair market value of our common stock from par value, in conjunction with the preparation of the financial statements contained in this prospectus we elected to value the shares issued to Mr. Tarpy at $5.00 per share which equaled the price paid by investors in our private placement which closed contemporaneously with the American Life share exchange.


         Both Ms. Beilly and Mr. Tarpy are considered "promoters" of our company. The rules and regulations of the SEC define a promoter to include any person who, acting alone or in conjunction with one or more other persons, directly or indirectly takes initiative in founding and organizing the business or enterprise of an issuer or any person who, in connection with the founding and organizing of the business or enterprise of an issuer, directly or indirectly receives in consideration of services or property, or both services and property, 10% or more of any class of securities of the issuer or 10% or more of the proceeds from the sale of any class of such securities. Other than the stock issuance described above, there were no other transactions between our company and either of Ms. Beilly or Mr. Tarpy during their respective tenures as our officers and directors. Ms. Beilly, through the law firms with which she has practiced, has represented us since January 2002. We have paid or agreed to pay these firms an aggregate of $45,000 for their legal services in connection with the share exchange with American Life and the registration statement of which this prospectus forms a part. Other than these customary legal fees, we are not providing any additional compensation to Ms. Beilly.


         From time to time Dr. Bishop has advanced us funds for operating expenses and to provide additional capital. During 2000 we borrowed $72,184 from Dr. Bishop in exchange for a demand note payable with interest at 10% per annum. At December 31, 2001 this amount, plus an additional $10,000 of borrowings and accrued interest of $6,816, was converted by Dr. Bishop into 4,450 shares of common stock of our American Life subsidiary, which he subsequently exchanged for shares of our common stock in the June 2002 share exchange described earlier in this prospectus.


         In August, 2002 we issued Dr. Bishop 250,000 shares of our newly created Series A Convertible Preferred Stock as consideration for the granting to us by him of a $250,000 line of credit. Under the terms of the credit line, we may borrow up to the maximum amount of the line in one or more draws. This aggregate principal amount of $70,777.26 previously advanced to us by Dr. Bishop which remained outstanding as of June 30, 2002 is included in the amount advanced to us by Dr. Bishop and shall be included in the sums due him under the line of credit. These draws will bear interest at the rate of one percent over prime, adjusted quarterly, with the current interest rate set at 5.75%. Beginning on December 31, 2002 and thereafter payable quarterly, we will make a payment of interest accrued to the date of such payment. We can repay the amounts due under the credit life at any time without premium of penalty in whole or in part and if not sooner paid, the entire unpaid principal balance hereof and accrued interest thereon shall be due and payable in August 2004, subject to renewal by Dr. Bishop. The Series A Convertible Preferred Stock carries super majority voting rights and is designed to ensure Dr. Bishop's continued control of our company. A description of the designations, rights and preferences of the Series A Convertible Preferred Stock is contained later in this prospectus under "Description of Securities." As described elsewhere herein, for purposes of our financial statements we have valued these shares at $5.00 per share, for a total of $1,250,000. Of this amount $250,000 was recorded as prepaid financing costs and this non-cash amount is being amortized over the two year term of the note. The remaining $1,000,000 was recorded as interest expense and taken as a one time non-cash charge in the nine months ended September 30, 2002.


         Oscar Scofield, a member of our board of directors, has provided consulting services to us on a monthly basis from 1999 until February 2002. These services were provided by his company, The Chapfield Corporation, from January 1999 until August 2000, and individually from September 2000 until February 2002. We paid a monthly consulting fee of $2,000 from January 1999 until October 2001, when the monthly fee was reduced to $416.67.

         The wife of Stanley P. Brown, III, our president and a member of our board of directors, provides secretarial services to us from time to time. We paid Mrs. Brown $7,612.50 and $7,937.50 for fiscal 2000 and fiscal 2001, respectively.

         In December 2001 we engaged Rodefer Moss & Co, PLLC, who had formerly served as the independent auditors of our American Life subsidiary, to provide certain consulting services to us in connection with the share exchange and the registration statement of which this prospectus forms a part. For their services, we issued RM Consulting LLC, an affiliate of Rodefer Moss & Co, PLLC, 25,000 shares of our common stock. As with the shares issued to Mr. Tarpy which are described above, we valued the shares issued to RM Consulting LLC at $5.00 per share which equaled the offering price of the shares sold in our private placement which closed in June 2002.

                             PRINCIPAL SHAREHOLDERS


         At January 31, 2002 there were 391,449 shares of our common stock and 250,000 shares of our Series A Convertible Preferred Stock issued and outstanding. Our common stock and Series A Convertible Preferred Stock are the classes of our voting securities. The following table sets forth, as of January 31, 2002, information known to us relating to the beneficial ownership of these shares by:


         - each person who is the beneficial owner of more than 5% of the outstanding shares of the class of stock;
         -        each director;
         -        each executive officer; and
         -        all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 4823 Old Kingston Pike, Suite 125, Knoxville, Tennessee 37919.


             We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date of this prospectus upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of January 31, 2002, have been exercised or converted.



Title of          Name of                                  Amount and Nature of  Percentage   Percent of
Class             Beneficial Owner                         Beneficial Ownership   of Class  Voting Control (1)
-----             ----------------                         --------------------   --------  ------------------


Common Stock
------------
                  Dr. Archer W. Bishop (1)(2)                   18,982,051           99.2%      99.2%
                  Stanley P. Brown, III (6)                         44,018           10.2%        *
                  Lila Pfleger, CPA (7)                              7,759            2.0%        *
                  Oscar R. Scofield (8)                              5,100            1.3%        *
                  Dr. John H. Bell (3)                              41,674           10.6%        *
                  All officers and directors
                   as a group (five persons)(1)(2)(3)(6)(7)(8)  19,080,602           99.4%      99.4%
                  RM Consulting LLC (4)                             25,000            6.4%        *
                  Ella Chesnutt (5)                                 22,500            5.7%        *


Series A Convertible Preferred Stock
------------------------------------

                  Dr. Archer W. Bishop (2)                         250,000            100%      99.2%
                  Stanley P. Brown, III                                  0              --         --
                  Lila Pfleger, CPA                                      0              --         --
                  Oscar R. Scofield                                      0              --
                  Dr. John H. Bell (3)                                   0              --         --
                  All officers and directors
                     as a group (five persons)(2)(3)               250,000             100%     99.4%

*        represents less than 1%



(1) The conversion terms of the Series A Convertible Preferred Stock have not been fixed and, accordingly, we are unable at this time to determine the number of shares of common stock into which the Series A Convertible Preferred Stock may be convertible at this time or within 60 days from some future, as yet undetermiable date, when the conversion terms may be fixed. Each share of Series A Convertible Preferred Stock carries 75 votes on any matter to which our shareholders are entitled to vote. While there is no certainty that any conversion features will ever be fixed for the Series A Convertible Preferred Stock and there are presently no fixed number of shares of common stock underlying the Series A Convertible Preferred Stock, for the purposes only of this table we have assumed that the 250,000 shares of Series A Convertible Preferred Stock held by Dr. Bishop is convertible into 18,750,000 shares of common stock based upon the current voting rights of the Series A Convertible Preferred Stock. As a result of this assumption, while there were 391,449 shares of our common stock issued and outstanding at January 31, 2003, for the purposes of this table only we have assumed that there were 19,141,449 shares of our common stock issued and outstanding. This assumption impacts the Percentage of Class held by each of the listed shareholders. Percentage of Voting Control is based upon the number of issued and outstanding shares of our common stock and shares of our Series A Convertible Preferred Stock at January 31, 2002. At January 31, 2002 the holders of our outstanding shares of common stock and Series A Convertible Preferred Stock were entitled to an aggregate of 19,141,449 votes at any meeting of our shareholders, which includes 391,449 votes attributable to the outstanding shares of common stock and 18,750,000 votes attributable to the outstanding shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock entitles the holder to 75 votes at any meeting of our shareholders and such shares will vote together with our common shareholders.

(2) Dr. Bishop's beneficial ownership of common stock includes 25,000 shares of common stock owned by the Archer W. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Baker O. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Kristin K. Bishop Irrevocable Trust and 25,000 shares of common stock owned by the Thompson A. Bishop Irrevocable Trust. Dr. Bishop serves as co-trustee for each of these trusts. As described elsewhere herein, we have included 19,000 shares of our common stock owned or controlled by Dr. Bishop in this prospectus. If Dr. Bishop should sell all 19,000 shares of common stock covered by this prospectus, his Percentage of Class and Percentage of Voting Control would be reduced to 98%.



(3) Dr. Bell's beneficial ownership of common stock includes 40,174 shares of common stock held for the benefit of his wife, Jane P. Bell, over which Dr. Bell has voting control.

(4) RM Consulting LLC's address is 1729 Midpark Road, Suite C-200, Knoxville, Tennessee 37921. Rick Swafford, CPA is a control person of RM Consulting LLC.

(5)      Mrs. Chesnutt's address is 6200 Devon Drive, Columbia, Maryland 21044.

(6) Includes 42,000 shares of our common stock underlying common stock purchase warrants exercisable at $10.00 per share.

(7) Includes 1,650 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(8) Includes 5,000 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 250,000 shares have been designated as Series A Convertible Preferred Stock. The remaining 4,750,000 shares of our preferred stock remain without designation. As of the date of this prospectus, there are 391,449 shares of common stock and 250,000 shares of Series A Convertible Stock issued and outstanding.

COMMON STOCK

         Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of the Series A Convertible Preferred Stockholders, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         Our board of directors, without further shareholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding.

         The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

SERIES A CONVERTIBLE PREFERRED STOCK

         In July 2002 our board of directors created a series of 250,000 shares of our preferred stock and designated that series as Series A Convertible Preferred Stock. The designations, rights and preferences of the Series A Convertible Preferred Stock include:


         *        the stated value of each share is $0.10,


         * the shares are not redeemable without the consent of the holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock. Other than this requirement, there are no terms fixed for the redemption of the Series A Convertible Preferred Stock.

         * there are presently no fixed conversion terms. Each share of Series A Convertible Preferred Stock is convertible into shares of our common stock at our option at a conversion rate to be mutually agreed upon at the time of conversion,


         * the shares of Series A Convertible Preferred Stock do not pay any dividends,

         * each share of Series A Convertible Preferred Stock carries voting rights equal to 75 votes. As a result, the holders of our Series A Convertible Preferred Stock have sufficient votes to elect all of the directors, and

         * so long as the shares of Series A Convertible Preferred Stock are outstanding, we cannot take certain actions without the approval of the holders of a majority of the issued and outstanding shares, including:

                  - sell, convey, or otherwise dispose of or encumber all or substantially all of our property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of our voting power is transferred or disposed of;

                  - alter or change the rights, preferences or privileges of shares of Series A Convertible Preferred Stock;

                  - increase or decrease the total number of authorized shares of Series A Convertible Preferred Stock;

                  - authorize or issue, or obligate our company to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Series A Convertible Preferred Stock;

                  - redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of our securities;

                  -        amend our articles of incorporation or bylaws;

                  -        change the authorized number of our directors;

                  - declare, order or pay any dividends on any class of securities.

         In August 2002 we issued all 250,000 shares of this Series A Convertible Preferred Stock to Dr. Bishop in connection with the granting by him to us of a $250,000 line of credit which is described elsewhere in this prospectus.


FUTURE POSSIBLE REDEMPTION OR CONVERSION OF THE SERIES A CONVERTIBLE PREFERRED STOCK

         Except as set forth above, there are presently no terms fixed for either the redemption or conversion of the Series A Convertible Preferred Stock. The board of directors did not fix terms for either the redemption or conversion of the security at the time the designations of the security were established in order to provide flexibility to our company in the future regarding those potential events. There are no factors presently known to our board of directors which would require them to establish conversion or redemption features, and there are no assurances redemption or conversion terms will ever be fixed in the future for this security.

         However, if either redemption or conversion terms are fixed in the future, these terms will be determined by our board of directors in their sole determination. Dr. Bishop, the holder of the Series A Convertible Preferred Stock, is a member of our board of directors. Under applicable Florida law, as a member of our board of directors he can vote on the resolution establishing the redemption and/or conversion terms of the Series A Convertible Preferred Stock if the votes of all other directors are sufficient for approval of this resolution without counting his vote or if the terms establishing the redemption and/or conversion terms are deemed to be reasonable to our company at the time they are authorized by our board of directors. Dr. Bishop will have an inherent conflict of interest in any resolution establishing the redemption and/or conversion terms of the Series A Convertible Preferred Stock because he is the holder thereof and will presumably benefit from the establishment of any such terms. In addition, as the holder of a majority of our issued and outstanding voting securities he controls the ability to elect our entire board of directors, these directors may be influenced by him in determining any terms establishing redemption and/or conversion features of the Series A Convertible Preferred Stock.

         While there are no present plans to do so, in the future our board of directors may determine to establish redemption and/or conversion terms of the Series A Convertible Preferred Stock. Events which may trigger these actions could include, but not be limited to, a capital raise, merger or other business combination. There are no such transactions currently pending involving our company and there are no assurances whatsoever that we will ever enter into any such transactions or that our board of directors will determine in the foreseeable future to establish redemption and/or conversion terms for the Series A Convertible Preferred Stock. As set forth in the designations thereof, Dr. Bishop must agree to any terms set in the future for the redemption, and both our company and Dr. Bishop must agree to any terms set in the future for the conversion of the security. If these agreements were reached, the security could be redeemed or converted immediately upon the fixing of the terms by our board of directors without the need for any other consent or notice to our shareholders or any third party. There is no ceiling on the amount of the redemption price which we could pay for the security, subject to the restrictions on the use of capital and surplus imposed on our American Life subsidiary as described elsewhere herein, and there is no limitation on the number of shares of our common stock issuable on conversion, up to the number of authorized but unissued shares available for issuance.


WARRANTS

         In October 2002 we issued warrants to purchase an aggregate of 44,500 shares of our common stock to two individuals, including a member of our management, in exchange for warrants they held in our American Life subsidiary. Each of these warrants is exercisable in perpetuity at $10.00 per share, and include certain anti- dilution protection in the event of stock split and recapitalizations.

TRANSFER AGENT

         Our transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321. Its telephone number is 954-725-4954.

                            SELLING SECURITY HOLDERS

         The following table sets forth

         o        the name of each selling security holder,
         o        the number of shares owned, and
         o the number of shares being registered for resale by each selling security holder.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

                                            Number          Percentage       Shares         Shares to        Percentage
                                            of shares       owned before     to be          be owned         owned after
Name of selling security holder             owned           offering        offered         after offering   offering
-------------------------------             -----           --------        -------         --------------   --------


M. Jane Ashworth                                  500        *                  500               0               --
Anthony J. Begley, Sr.                            500        *                  500               0               --
J. Garrett Begley                                 500        *                  500               0               --
Roxanne K. Beilly (7)                             150        *                  150               0               --
Dr. John H. Bell (1)                            1,500        *                1,500               0               --
Dr. John H. Bell f/b/o Jane P. Bell            40,174        10.3%           19,000          21,174               5.4%
Henry F. Bertelkamp, Jr.                        1,000        *                1,000               0               --
John T. Bible                                   2,500        *                2,500               0               --
Dr. Archer W. Bishop, Jr.(2)                  232,051        59.3%           19,000         213,551               54.4%


Stanley P. Brown, III (3)                       2,018        *                2,018               0               --
Stanley P. Brown, Jr. and

 Kathryn M. Brown                               1,000        *                1,000               0               --
Ronnie D. Callihan                              1,000        *                1,000               0               --
J. Ed Campbell III                              1,000        *                1,000               0               --
Ella Chesnutt                                  22,500        5.7%            19,000           3,500               *
David W. Dickey III                            10,046        2.3%            10,046               0               --
Robert C. Eldridge, Jr.                           500        *                  500               0               --
Ronald Emery                                    1,000        *                1,000               0               --
Bruce D. Fox                                    3,053        *                3,053               0               --

Bruce Fox, TTEE Ridenour &
 Ridenour KEOGH                                 1,000        *                1,000               0               --
John Hodor                                      1,000        *                1,000               0               --
Larry L. Johnson (9)                            3,035        *                3,035               0               --
Chadwick S. Lange                               1,480        *                1,480               0               --
James P. Lowe                                   3,050        *                3,050               0               --
Lesa P. McCulley                                  500        *                  500               0               --
James F. McDonough                             10,000        2.6%            10,000               0               --
Patrick McMullen                                  500        *                  500               0               --
James F. Oakes                                    500        *                  500               0               --
Lila K. Pfleger(4)                              6,109        1.6%             6,109               0               --



Avis A. Phillips                                  500        *                  500               0               --
D.R. Phillips                                     500        *                  500               0               --
Loretta W. Phillips                               500        *                  500               0               --
William T. Phillips, Jr.                          500        *                  500               0               --
Judy R. Powell (10)                             3,061        *                3,061               0               --
Marc P. Powell                                  4,500        1.1%             4,500               0               --
RM Consulting LLC (5)                          25,000        6.4%            19,000           6,000               1.5%
Ronald V. Reel                                    500        *                  500               0               --
Homer L. Riley, Jr                                500        *                  500               0               --
Shelley P. Rodefer                                500        *                  500               0               --
Oscar R. Scofield and Ann Scofield (6)            100        *                  100               0               --
T. Lynn Tarpy (8)                               2,500        *                2,500               0               --
Reese K. Thomas                                   500        *                  500               0               --
William M. Thomas                                 500        *                  500               0               --
John Wesley Trammell                              500        *                  500               0               --
Charles F. Troutt                               1,000        *                1,000               0               --
Amanda L. Williams (11)                         1,122        *                1,122               0               --
Lindsay Young                                   1,000        *                1,000               0               --
                                               -------                       -------
                                               391,449                       147,724



* represents less than 1%

(1) Dr. Bell is a director of our company.


(2) The number of shares beneficially owned by Dr. Bishop includes 25,000 shares of common stock owned by the Archer W. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Baker O. Bishop Irrevocable Trust, 25,000 shares of common stock owned by the Kristin K. Bishop Irrevocable Trust and 25,000 shares of common stock owned by the Thompson A. Bishop Irrevocable Trust. Dr. Bishop serves as co-trustee for each of these trusts. The number of shares to be offered are shares owned by Dr. Bishop individually. Dr. Bishop is a director of our company.


(3) Mr. Brown is an officer and director of our company. Excludes 42,000 shares of our common stock underlying common stock purchase warrants exercisable at $10.00 per share.

(4) Ms. Pfleger is an officer and director of our company. Excludes 1,650 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(5) RM Consulting LLC's address is 1729 Midpark Road, Suite C-200, Knoxville, Tennessee 37921. Rick Swafford, CPA is a control person of RM Consulting LLC.

(6) Mr. Scofield is a director of our company. Excludes 5,000 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(7) Ms. Beilly served as our sole officer and director from May 1998 until April 2001. See "Certain Relationships and Related Transactions."

(8) Mr. Tarpy served as our sole officer and director from April 2001 until June 2002. See "Certain Relationships and Related Transactions."

(9) Excludes 2,500 shares of our common stock underlying common stock purchase warrants exercisable at $10.00 per share.

(10) Excludes 900 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

(11) Excludes 450 shares of our common stock underlying options granted under our 2002 Stock Option Plan exercisable at $10.00 per share.

         None of the selling security holders are broker-dealers or affiliates of broker- dealers. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

         We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We have estimated these expenses to be approximately $104,000. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

         The selling security holders may offer and sell their shares $5.00 per share until our shares are quoted in the over-the-counter market or on a national securities exchange and thereafter at prevailing market prices or privately negotiated prices. This initial offering price of $5.00 per share was arrived at based upon our private placement in June 2002 in which we sold shares of our common stock at $5.00 per share. Our common stock is presently not traded on any market or securities exchange. Following such time as our shares of common stock are quoted in the over-the-counter market or on a national securities exchange, the selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities. The shares will not be sold in an underwritten public offering.

         The selling security holders may sell the securities in one or more of the following methods:

         * in the "pink sheets" or in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as an agent; or

         * in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as an agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders, our affiliates and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

         At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is required to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         We have told the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling security holders with a copy of these rules. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

Special considerations related to penny stock rules

         Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which contains the following:

         * a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

         * a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

         * a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;

         * a toll-free telephone number for inquiries on disciplinary actions;

         * definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

         * other information as the SEC may require by rule or regulation.

         Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

         *        the bid and offer quotations for the penny stock;

         * the compensation of the broker-dealer and its salesperson in the transaction;

         * the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

         * monthly account statements showing the market value of each penny stock held in the customer's account.

         In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. At such time as a public market is established for our common stock, holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.

                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, we have 391,449 shares of common stock issued and outstanding, all of which are restricted securities, and warrants to purchase 49,500 shares of our common stock. These shares and warrants are held by 50 record holders. We have included 147,724 shares of our common stock for resale by this prospectus. We cannot predict the effect, if any, that market sales of these shares of common stock will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock, at such time as we establish a public market for our common stock, and could damage our ability to raise capital through the sale of our equity securities. There are no guarantees that a market for our common stock will ever be established.


                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Katz, Barron, Squitero & Faust, P.A., 100 N.E. Third Avenue, Suite 280, Fort Lauderdale, FL 33301. Roxanne K. Beilly, Esq. who is of counsel to this firm, owns 150 shares of our common stock and such shares are included in this prospectus.

                                     EXPERTS

         The financial statements of American Life Holding Company, Inc. and subsidiary as of and for the year ended December 31, 2001 included in this prospectus and the balance sheet of B&B Capital Group, Inc. as of December 31, 2001 included in the prospectus have been audited by Henderson Hutcherson & McCullough, PLLC, independent certified public accountants, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

         The financial statements of The American Life and Annuity Company, Inc. as of and for the year ended December 31, 2000 included in this prospectus have been audited by Rodefer, Moss & Co, PLLC, independent certified public accountants, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC's site located at http//www.sec.gov.

         Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                      AMERICAN LIFE HOLDING COMPANY, INC.
              (FORMERLY B & B CAPITAL GROOUP, INC.) AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors Report, 2001                                                       F-2

Independent Auditors Report, 2000                                                       F-3

Consolidated Balance Sheets as of September 30, 2002 (unaudited)
         and December 31, 2001 and 2000                                                 F-4

Consolidated Statements of Operations for the nine months ended September 30, 2002 and
         2001 (unaudited) and for the years ended December 31, 2001 and 2000            F-5

Consolidated Statements of Stockholders' Equity for the nine months September 30, 2002
         (unaudited) and for the years ended December 31, 2001 and 2000                 F-6

Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and
         2001 (unaudited) and for the years ended December 31, 2001 and 2000            F-7

Notes to Consolidated Financial Statements                                              F-8


                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders
American Life Holding Company, Inc.
Knoxville, Tennessee

We have audited the accompanying consolidated balance sheet of American Life Holding Company, Inc. (formerly B & B Capital Group, Inc.) and Subsidiary (The American Life and Annuity Company, Inc.) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of The American Life and Annuity Company, Inc. as of December 31, 2000, were audited by other auditors, whose report dated August 2, 2001 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Life Holding Company, Inc. and Subsidiary as of December 31, 2001, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

HENDERSON HUTCHERSON & MCCULLOUGH, PLLC

Chattanooga, Tennessee
May 7, 2002, except for Note 1,
   as to which the date is June 22, 2002

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders
The American Life and Annuity Company, Inc.
Knoxville, Tennessee


We have audited the accompanying balance sheet of The American Life and Annuity Company, Inc. as of December 31, 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The American Life and Annuity Company, Inc. as of December 31, 2000, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


Rodefer Moss & Co, PLLC


Knoxville, Tennessee
August 2, 2001

                      AMERICAN LIFE HOLDING COMPANY, INC.
              (FORMERLY B & B CAPITAL GROOUP, INC.) AND SUBSIDIARY

                          Consolidated Balance Sheets

            September 30, 2002 (Unaudited) and December 31, 2001 and 2000

                                                            (Unaudited)
                                                               2002               2001               2000
                                                          ----------------   ----------------   ----------------
ASSETS
Cash and investments:
     Cash                                                $        102,489   $          7,835   $         71,447
     Available-for-sale securities,
       at market (Amortized cost -$2,162,216,
       $2,168,289 and $2,166,856)                               2,298,024          2,221,625          2,168,362
                                                         ----------------   ----------------   ----------------
                                                                2,400,513          2,229,460          2,239,809
Accrued investment income                                          28,223             41,357             43,714
Funds withheld at interest subject to restrictions              9,282,624          9,460,220          2,926,436
Prepaid financing costs                                           239,583                --                  --
Property and Equipment, net                                         2,391              3,025              4,717
Unamortized policy acquisition costs                              517,243            498,389            206,434
Deferred tax asset                                                 78,000             93,200            107,400
Other assets                                                           --             25,000                  -
                                                         ----------------   ----------------   ----------------
                                                         $     12,548,577   $     12,350,651   $      5,528,510
                                                         ================   ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Contractholder deposits                                  $      9,621,881   $      9,787,275   $      3,024,771
Note payable                                                       70,777                 --             72,184
Accounts Payable and Accrued expenses                               1,381                 56              6,071
                                                         ----------------   ----------------   ----------------
                                  Total Liabilities             9,694,039          9,787,331          3,103,026


TEMPORARY EQUITY
Preferred stock, $0.10 stated value; authorized
     5,000,000 shares, 250,000 issued and outstanding           1,250,000                 --                 --

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 100,000,000 shares
    authorized; issued and outstanding, 391,449,
    319,799 and 315,349 shares                                        392                320                315
Additional paid-in capital                                      2,938,650          2,937,809          2,848,814
Accumulated deficit                                           (1,439,210)          (415,545)          (424,551)
Accumulated other comprehensive income                            104,706             40,736                906
                                                         ----------------   ----------------   ----------------
                                                                1,604,538          2,563,320          2,425,484
                                                         ----------------   ----------------   ----------------

                                                         $     12,548,577   $     12,350,651   $      5,528,510
                                                         ================   ================   ================

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                      Consolidated Statements of Operations

          Nine Months Ended September 30, 2002 and 2001 (Unaudited) and Years
                        Ended December 31, 2001 and 2000

                                                             (Unaudited)
                                                               September 30,
                                                          2002          2001           2001           2000
                                                      ------------- -------------   ------------   ------------
Revenues
     Investment income                               $     475,067 $     229,376   $    429,613   $    344,188
     Realized investment gains (losses)                      8,792         5,689         20,274            222

                                                     ------------- -------------   ------------   ------------
                                                           483,859       235,065        449,887        344,410
Expenses
     Interest to contract holders                          365,284        86,622        239,339        119,375
     General insurance expenses                            126,428       150,670        181,561        194,740
     Taxes, licenses and other                               7,530        10,538         10,539          6,544
                                                     ------------- -------------   ------------   ------------
                                                           499,242       247,830        431,439        320,659


Other income (expense)
     Interest                                           (1,011,582)       (5,086)        (7,242)        (4,454)
                                                     ------------- -------------   ------------   ------------
           Net income (loss) before income taxes        (1,026,965)      (17,851)        11,206         19,297


Income tax benefit (expense)                                 3,300         3,800         (2,200)        (3,300)
                                                     ------------- -------------   ------------   ------------
           Net Income (loss)                         $  (1,023,665)$     (14,051)  $      9,006   $     15,997
                                                     ============= =============   ============   ============


Basic earnings (loss) per share                      $      (2.96) $       (0.04)  $       0.03   $       0.05
                                                     ============= =============   ============   ============


Diluted earnings per share                           $         n/a $         n/a   $       0.03   $       0.05
                                                     ============= =============   ============   ============


Weighted average shares outstanding                        346,044       315,349        315,361        315,349
                                                     ============= =============   ============   ============


Diluted weighted average shares outstanding                    n/a           n/a        338,021        338,009
                                                     ============= =============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                 Nine Months Ended September 30, 2002 (Unaudited) and
                     Years Ended December 31, 2001 and 2000

                                                                                                     Accumulated
                                              Common Stock            Additional                        Other
                                       ----------------------------    Paid-In      Accumulated     Comprehensive
                                          Shares         Amount        Capital        Deficit       Income (Loss)        Total
                                       -------------- -------------  ------------- -------------   -----------------  -----------
Balance, January 1, 2000                   315,349  $         315  $   2,848,814 $     (440,548) $        (64,523) $   2,344,058
    Net income                                                                           15,997                           15,997

Unrealized gain on available-for-sale
    securities, net of tax of $16,600                                                                      65,429         65,429

(Total Comprehensive Income
     $81,426)
                                       -----------  -------------  ------------- --------------  ----------------  -------------

Balance December 31, 2000                  315,349  $         315  $   2,848,814 $     (424,551) $            906  $   2,425,484

Shares issued in payment of note             4,450              5         88,995                                          89,000

    Net income                                                                            9,006                            9,006

Unrealized gain on available-for-sale
    securities, net of tax of $12,000                                                                      39,830         39,830

(Total Comprehensive Income
     $48,836)
                                       -----------  -------------  ------------- --------------  ----------------  -------------

Balance December 31, 2001                  319,799  $         320  $   2,937,809 $     (415,545) $         40,736  $   2,563,320

Shares issued for acquisition (Note 1)      71,650             72            841                                             913

    Net loss                                                                         (1,023,665)                      (1,023,665)

Unrealized gain on available-for-sale
    securities, net of tax of $18,500                                                                      63,970         63,970

(Total Comprehensive Income
     $50,201)
                                       -----------  -------------  ------------- --------------  ----------------  -------------
Balance September 30, 2002                 391,449  $         392  $   2,938,650 $   (1,439,210) $        104,706  $   1,604,538
                                       ===========  =============  ============= ==============  ================  =============


The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

          Nine Months Ended September 30, 2002 and 2001 (Unaudited) and Years
                        Ended December 31, 2001 and 2000

                                   (Unaudited)
                                                               September 30,                  December 31,
                                                            2002            2001          2001           2000
                                                         -----------    -----------    -----------    -----------
OPERATING ACTIVITIES:
  Net income (loss)                                      $(1,023,665)   $   (14,051)   $     9,006    $    15,997
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities
    Depreciation and amortization                             26,267          7,494         10,650         10,285
    Deferred taxes                                            (3,300)        (3,800)         2,200          3,300
    Stock issued in payment of interest to stockholder     1,000,000             --          6,816             --
    Realized gains on investment securities                  (10,732)       (12,990)       (26,189)        (1,086)
    Realized losses on investment securities                   1,940          7,301          5,915            864
    Changes in operating assets and liabilities net
    of effects of purchase of subsidiary:
      Funds withheld at interest                             202,596         11,207     (6,533,784)      (251,520)
      Accrued investment income                               13,134         12,362          2,357          3,427
      Contractholder funds                                  (165,394)        (9,726)     6,762,504        178,727
      Accounts payable and accrued expenses                 (105,262)           (94)        (6,015)         3,498
                                                         -----------    -----------    -----------    -----------
            Net Cash Provided by (Used in) Operating         (64,416)        (2,297)       233,460        (36,508)
                                          Activities

INVESTING ACTIVITIES:
  Contract acquisition costs                                 (33,870)       (52,549)      (299,691)       (18,419)
  Purchases of furnishings and equipment                          --             --             --         (2,383)
  Proceeds from the sale of investments                      340,497        534,089        620,899        223,469
  Proceeds from maturities of investments                    125,000        570,000        670,000        300,000
  Purchase of other asset                                         --             --        (25,000)            --
  Purchase of investment securities                         (450,834)    (1,035,840)    (1,273,280)      (565,322)
                                                         -----------    -----------    -----------    -----------
            Net Cash Provided by (Used in) Investing         (19,207)        15,700       (307,072)       (62,655)
                                          Activities
FINANCING ACTIVITIES:
  Net cash acquired in acquisition                           107,500             --             --             --
  Proceeds from stockholder note                              70,777          5,086         10,000         72,184
                                                         -----------    -----------    -----------    -----------
           Net Cash Provided by Financing Activities         178,277          5,086         10,000         72,184
                                                         -----------    -----------    -----------    -----------

Increase (Decrease) in Cash                                   94,654         18,489        (63,612)       (26,979)
Cash, Beginning of Period                                      7,835         71,447         71,447         98,426
                                                         -----------    -----------    -----------    -----------
Cash, End of Period                                      $   102,489         89,936    $     7,835    $    71,447
                                                         ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BASIS OF PRESENTATION
------   -----------------------------------

         These consolidated financial statements include the accounts of American Life Holding Company, Inc. ("ALH," formerly B&B Capital Group, Inc.) and the accounts of its subsidiary, The American Life & Annuity Company, Inc. ("ALAC"), since the date of its acquisition, June 22, 2002. All inter-company balances have been eliminated in consolidation.

         On June 22, 2002, the shareholders of ALH exchanged a total of 319,799 shares of its common stock for a like number of common shares in ALAC which was 100% of ALAC's then issued and outstanding shares. This resulted in ALAC being a wholly-owned subsidiary of ALH.

         This share exchange, which was structured to be a tax-free exchange under the Internal Revenue Code of 1987, as amended, resulted in a change in control of ALH. ALH's sole officer and director resigned at the closing of the share exchange and ALH's current officers and directors, who were the officers and directors of ALAC were appointed. Following the share exchange, the former shareholders of ALAC as a group retained or received the larger portion of the voting rights in ALH, and the governing body and management of ALH are those of ALAC. Since at the time of the acquisition, ALH had no significant operations, liabilities or assets, the beginning equity balances of ALAC have been presented as a recapitalization of ALAC whereby 319,799 (post reverse split - see note 2) common shares are accounted for as the subsequent issuance of 71,650 shares for the net assets of ALH. As a result, the historical financial statements of ALAC are the continuing historical financial statements of the resulting company ("the Company"). The principal purpose of the merger is to permit the combined entities to become an organization whose shares may be traded on a public exchange. It is the intent of management to seek additional capital in the future from public markets to facilitate further growth of the Company's reinsurance operations.

         ALH was formed as B & B Capital Group, Inc. in May 1998 and issued 150 shares of its $.001 par value to its incorporator. Its purpose was to seek, develop and/or acquire an operational company. It had no operations through December 31, 2001. In February 2002, it issued 50,000 shares of its common stock valued at $250,000 ($5 per share) for services in connection with the transaction discussed above and for ongoing capital structure matters. In connection with the share exchange in June 2002, B & B Capital Group, Inc. changed its name to American Life Holding Company, Inc. and sold an aggregate of 21,500 shares of its common stock to 20 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D of the act. ALH received gross proceeds of $107,500 from this offering.

         Costs incurred through September 30,2002 (unaudited) in connection with the recapitalization and share exchange total $106,587. To the extent of cash acquired in the recapitalization, these expenses are charged against additional paid-in capital.

         ALAC was established as a Tennessee corporation in 1992. In November 1997 it was issued a Certificate of Authority by the Tennessee Department of Commerce and Insurance allowing it to accept life, health and annuity insurance risks on either a primary or reinsurance basis. ALAC's activities are currently focused on the reinsurance of fixed rate annuity insurance products.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BASIS OF PRESENTATION  Continued
------   -----------------------------------

         The consolidated balance sheet at September 30, 2002 (unaudited) includes the effects of the recapitalization. Prior to February 2002, there were no operations in B&B Capital Group, Inc. Accordingly, pro-forma information is only presented for the nine month period ended September 30, 2002. Giving effect to the above transactions as of January 1, 2002, the Company's condensed pro-forma consolidated income statement would appear as follows:

                                                   American        B&B       Pro-forma
                                                     Life        Capital       Total
                                                   ---------    ---------    ---------
         Investment Income                         $ 474,940    $     127    $ 475,067
         Other                                         8,792                     8,792
                                                   ---------    ---------    ---------
                                                     483,732          127      483,859

         Interest to contractholders                 365,284           --      365,284
         General insurance expenses                  126,428           --      126,428
         Recapitalization expense                         --      250,000      250,000
         Other expense                                 8,315          901        9,216
                                                   ---------    ---------    ---------
                                                     500,027      250,774      750,928
                                                   ---------    ---------    ---------

         Net loss before income taxes                (16,295)    (250,774)    (267,069)
         Income tax benefit                            3,300           --        3,300
         Net loss (comprehensive loss, $199,799)   $ (12,295)   $(250,774)   $(263,769)
                                                   =========    =========    =========
         Basic and diluted loss per share          $   (0.04)   $   (5.06)   $   (0.71)
                                                   =========    =========    =========
         Weighted average shares outsanding          319,799       37,379      357,178
                                                   =========    =========    =========

         All potentially dilutive securities in 2002 are anti-dilutive due to the net loss from operations for the pro-forma nine months ended September 30, 2002.

         As a result of the change of control in B&B Capital, management does not expect the Company to receive any benefit from the net operating loss in B&B Capital for the period from January 1 to June 22, 2002. Accordingly, the above presentation includes no provision for income tax benefit.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
------   ------------------------------------------

         Nature of Operations
         --------------------

         Annuity contract policies reinsured by the Company are subject to discretionary surrender or withdrawal by customers, subject to applicable surrender charges. These policies and contracts represent assumed reinsurance, primarily with a subsidiary of one of the five largest insurance holding companies in the world (see Note 10) which invests premiums and deposits to provide cash flows that will be used to fund future benefits and expenses.

         The Company monitors economic and regulatory developments which have the potential to impact its business. The market for deferred annuities is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         Statutory Financial Information
         -------------------------------

         The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Tennessee Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices permitted by the Tennessee Department of Insurance but not so prescribed. Any permitted statutory accounting practices that the Company follows do not have a significant impact on statutory surplus or statutory net income.


         The NAIC's codification's initiative has produced a comprehensive guide of revised statutory accounting principles. The NAIC approved a January 1, 2001, implementation date for the newly developed guidance, but companies must adhere to the implementation date adopted by their state of domicile. In 2001, the Company's state of domicile, Tennessee, completed its review of the codification to determine its effect on existing state laws and regulations. As a result, Tennessee adopted the codification with an effective date of January 1, 2001. The requirements did not have a material impact on the statutory surplus of the Company.

         Revenue Recognition
         -------------------

         Reinsurance assumed on annuity business generates investment income over time on the assets held on our behalf by ceding companies. The company recognizes investment income from ceding companies and interest on its bond portfolio as interest income when the interest and investment income becomes due and its collection is reasonably assured.

         Investments
         -----------

         Management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. The Company's securities are accounted for as available-for-sale to reflect management's intent with respect to the Company's debt securities portfolio. These securities are carried at fair value, with unrealized gains and losses, net of taxes, reported as a component of stockholders' equity. The Company uses the specific identification method to determine the cost of securities sold.

         Funds Withheld at Interest Subject to Restrictions
         --------------------------------------------------

         Funds withheld at interest subject to restrictions are funds held by ceding companies under coinsurance agreements whereby we receive the interest income earned on the funds. The balance of funds held represents the statutory reserves of the ceding companies.

         The availability of these funds to us is subject to certain restrictions. The Company can liquidate the funds withheld and receive any excess in statutory reserves by ceding the annuity contracts to other reinsurers, a process known in the insurance industry as retroceding. Although no approval to retrocede any annuity contracts to another reinsurer is required if the amount of the contracts does not exceed 5% of the Company's total assets, if the Company should wish to retrocede any of our contracts to another reinsurer to liquidate our funds withheld at interest in an amount which exceeds this 5% limitation, the Company must first obtain regulatory approval from the State of Tennessee. To institute this approval process, the Company would be required to file a prescribed form with the Insurance Commissioner's office describing the transaction and including the name of the reinsurer. The Insurance Commissioner's office has access to the financial information of licensed insurance companies throughout the United States through the NAIC system, which acts to facilitate the transfer request. By statute, the Insurance Commissioner's office must approve or deny the transaction within 30 days.

         Deferred Policy Acquisition Costs
         ---------------------------------

         Deferred policy acquisition costs represent those costs which vary with and are primarily related to the production of new business. These acquisition expenses are deferred and charged against income through amortization. Amortization is computed using proportional methods for each block of contracts based on the ratio of individual period gross profits to expected total gross profits arising from the contracts over the estimated lives of the related contracts, currently estimated to be twenty years for the Company's existing annuity contracts. In estimating such lives, management principally utilizes the experience of the ceding companies which generally take into account the frequency of early surrenders of contracts and the average term to complete annuitization of the contracts. Annuitization refers to when the contract holder asks for payment, either in a series of payments or in a lump sum. The contracts have no specified date that requires the holder to annuitize. However, current US tax laws require holders to annuitize upon reaching a certain age or suffer adverse tax consequences.


         At each reporting date, unamortized policy acquisition costs are subjected to tests, by block of contacts, to determine whether the cost of business acquired remains recoverable, and the cumulative amortization is re-estimated and adjusted by a cumulative charge to current operations when applicable. As a means for making such estimates, the Company generally relies on data obtained from the ceding companies regarding economic lives, attrition, trends and pattern of payments.


         Until a contract reaches the annuitization phase, they are considered to be in the accumulation phase. The Company's ceded contracts in force are primarily in the accumulation phase. Amortization expense for 2001 and 2000 totaled $7,736 and $5,592, respectively.


         Stock Warrants
         --------------

         The Company measures its equity transactions with non-employees using the fair value based method of accounting prescribed by Statement of Financial Accounting Standards No. 123. The Company continues to use the intrinsic value approach as prescribed by APB Opinion No. 25 in measuring equity transactions with employees. Accordingly, no compensation cost has been recognized for the stock option plan with employees.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         Use of Estimates
         ----------------

         The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported on the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Our most significant assumptions are for assumed reinsurance liabilities and deferred acquisition costs. We review and revise these estimates as appropriate. Any adjustments made to these estimates are reflected in the period the estimates are revised.


         Cash and Cash Equivalents
         -------------------------

         The Company considers cash on hand, deposits in banks, certificates of deposit and investments with original maturities of three months or less to be cash and cash equivalents.

         Income Taxes
         ------------

         Deferred income taxes are provided for temporary differences in reporting income for financial statement and tax purposes arising primarily from differences in the methods of accounting for policy acquisition costs and net operating losses.

         Goodwill and Intangible Assets
         ------------------------------

         In June 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. SFAS 142 requires that goodwill and certain intangibles no longer be amortized, but instead tested for impairment at least annually. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001, with early application permitted in certain circumstances. Adoption of SFAS 141 and 142 did not have a material effect on the Company's financial position or results of operation.

         New Accounting Standards
         ------------------------

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 143, Accounting for Asset Retirement Obligations. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supercedes SFAS 121 which addressed accounting for the impairment of long lived assets and for long-lived assets to be disposed of. SFAS 144 retains much of the requirements of SFAS 121 and provides for resolution of implementation issues. It also removes goodwill from its scope and, therefore, eliminates the requirement of SFAS 121 to allocate goodwill to long-lived assets to be tested for impairment. In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS 145 eliminates the inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also makes various technical corrections to existing pronouncements to clarify meanings, or describe their applicability. In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the Liability is incurred rather than at the date of an entity's commitment to an exit plan as was required under prior pronouncements. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 30,

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         New Accounting Standards Continued
         ------------------------

         2002 with earlier application encouraged. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. SFAS 145 is effective for fiscal years beginning after May 15, 2002 for provisions related to the rescission of Statement 4, is effective for transactions occurring after May 15, 2002 for certain provisions related to amendment of Statement 13, and for financial statements issued after May 15, 2002 for all other provisions of SFAS 145. Early application of SFAS 145 is encouraged for all of its provisions. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged.

         The issuance of SFAS No.'s 143 through 146 does not currently affect the Company. The Company plans to adopt SFAS No's 143 through 146 in fiscal year 2002, and the Company does not anticipate any material effect on its financial statements as a result of their adoption.

         Concentration of Risk
         ---------------------

         The Company maintains its cash on deposit at a financial institution which provides $100,000 in deposit insurance.

         Income Per Share
         ----------------

         As discussed in Note 1, the historical financial statements are those of ALAC. However, in accordance with generally accepted accounting principles, the capital structure represents that of ALH. In December 2001, holders of all of the then outstanding preferred shares (235,053 post split) in ALAC elected to convert them into an equal number of common shares in ALAC. Also, just prior to the share exchange discussed in Note 1, ALAC effected a 1 for 10 reverse split of its shares. All share information presented gives retroactive effect to the conversion and stock split.

         Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period.

         Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants.

         A reconciliation of common shares outstanding with diluted shares outstanding for the years ended December 31, 2001 and 2000 is as follows:

                                                           2001          2000
                                                         --------      --------

Weighted average common shares outstanding                315,361       315,349
Assumed conversion of warrants                             55,500        55,500
Less: Treasury stock assumed repurchased with
proceeds of warrants                                      (32,840)      (32,840)
                                                         --------      --------
    Diluted shares outstanding                            338,021       338,009
                                                         ========      ========

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Continued
------   ------------------------------------------

         Reclassifications
         -----------------

         Certain amounts in the 2000 financial statements have been reclassified to conform to the presentation in subsequent periods.

NOTE 3 - UNAUDITED FINANCIAL INFORMATION
------   --------------------------------

         The accompanying financial statements as of and for the nine months ended September 30, 2002 and 2001 have been prepared in accordance with the instructions in Regulation S-X for unaudited interim financial statements for filings more than 134 days after fiscal year end. In accordance with those instructions, these unaudited interim financial statements are presented in condensed format and do not include all of the information and disclosures required by accounting principles generally accepted in the US for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the years ended December 31, 2001 and 2000.

NOTE 4 - STATEMENT OF CASH FLOWS SUPPLEMENTARY DISCLOSURE
------   ------------------------------------------------

         Interest paid in 2001 and 2000 was $426 and $4,184, respectively. No income taxes were paid in any period presented. In a non-cash transactions in 2000, a note in the amount of $89,000 was paid through the issuance of 4,450 shares of common stock. Also in a non-cash transaction in 2001, liabilities of $101,237 were assumed in the acquisition as discussed in note 1.

NOTE 5 - INVESTMENTS
------   -----------

         Major categories of investment income are summarized as follows at September 30, 2002 and 2001 (unaudited) and December 31, 2001 and 2000:

                                    September, 2002  September, 2001
                                      (Unaudited)     (Unaudited          2001            2000
                                       ---------       ---------       ---------       ---------
            Fixed maturities           $  94,901       $  94,890       $ 128,812       $ 132,424
            Interest bearing cash            347           4,695           5,161           4,873
            Gross investment
              income credited by
              reinsured                  386,952         138,193         306,868         215,466
                                       ---------       ---------       ---------       ---------
                                         482,200         237,778         440,841         352,763
            Investment expenses           (7,133)         (8,402)        (11,228)         (8,575)
                                       ---------       ---------       ---------       ---------
               Total                   $ 475,067       $ 229,376       $ 429,613       $ 344,188
                                       =========       =========       =========       =========

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - INVESTMENTS - Continued
------   -----------

         The amortized cost and estimated fair values of investments in bonds at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with and without prepayment penalties.

                                                                                      Amortized
                                                                                         Cost        Fair Value
                                                                                         ----        ----------
         Due in one year or less                                                       $       --     $       --
         Due after one year through five years                                          1,158,978      1,190,867
         Due after five years through ten years                                           957,415        978,360
         Thereafter                                                                        51,896         52,398
                                                                                       ----------     ----------
             Total                                                                     $2,168,289     $2,221,625
                                                                                       ==========     ==========

         The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses, and amortized cost for securities by major security type at December 31, 2001 and 2000 are as follows:

                                                                   Gross           Gross
                                                  Amortized      Unrealized      Unrealized          Fair
                2001                                Cost           Gains           Losses            Value
                ----                            -----------     -----------      -----------      -----------
                  Obligations of states and
                    political subdivisions      $ 1,241,710     $    34,928      $    (1,638)     $ 1,275,000
                  Utilities                         100,000           2,822               --          102,822
                  Corporate debt securities         826,579          19,379           (2,155)         843,803
                                                -----------     -----------      -----------      -----------
                                                $ 2,168,289     $    57,129      $    (3,793)     $ 2,221,625
                                                ===========     ===========      ===========      ===========

                2000
                ----
                  Obligations of states and
                    political subdivisions      $ 1,347,373     $       497      $   (15,374)     $ 1,332,496
                  Corporate debt securities         819,483          24,275           (7,892)         835,866
                                                -----------     -----------      -----------      -----------
                                                $ 2,166,856     $    24,772      $   (23,266)     $ 2,168,362
                                                ===========     ===========      ===========      ===========

         Proceeds from sales of investments in bonds for the years ended December 31, 2001 and 2000 were $1,290,899 and $523,469, respectively.
         Realized on those sales in 2001 and 2000 were gross gains of $20,274 and $222, respectively.

NOTE 6 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
------   -----------------------------------------------------

         The following methods and assumptions were used to estimate the fair value (see Note 5) of each class of financial instrument for which it is practicable to estimate that value:

         Cash and short-term investments are carried at cost which is a reasonable estimate of fair value. Amount due from reinsurer is stated at settlement value, which approximates fair value because of its short-term maturity. For investment securities (bonds), fair values are based on quoted market prices or dealer quotes. If a quoted price is not available, fair value is estimated by management using quoted market prices for similar securities.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PROPERTY AND EQUIPMENT
------   ----------------------

         Significant classes of property and equipment are presented below:

                                                                                       2001               2000
                                                                                       ----               ----
         Office furniture and fixtures                                                $12,329            $12,329
         Less:  accumulated depreciation                                               (9,304)            (7,612)
                                                                                      -------             ------
                                                                                      $ 3,025            $ 4,717
                                                                                      =======            =======

NOTE 8 - CONTRACTHOLDER DEPOSITS
------   -----------------------

         Contractholder deposits are equal to deposits received and interest credited to the benefit of the contract holder less withdrawals and administrative expenses. In 2001 and 2000, credited interest rates on contract liabilities ranged from 3.83% to 6.90% and from 4.4% to 7.05%, respectively for the Company's contracts, which feature variable rates after the first year.

         The composition of these liabilities at December 31, 2001 is presented below:

                                                                                                       Cash Value
            Years of                                                               Annuities          of Contract
            Issue                                                                  In Force            Liability
            -----                                                                  --------            ---------
            1997                                                                   $1,694,051         $1,617,819
            1998                                                                    5,115,241          4,839,287
            1999                                                                    2,671,327          2,503,033
            2000                                                                      302,989            281,910
            2001                                                                        3,667              3,667
                                                                                   ----------         ----------
                                                                                   $9,787,275         $9,245,716
                                                                                   ==========         ==========

NOTE 9 - RELATED PARTY TRANSACTIONS
------   --------------------------

         During 2000, the Company borrowed $72,184 from its principal stockholder in exchange for a demand note payable at 10% per annum. In 2001, the Company exchanged 4,450 shares of its common stock for the note plus additional borrowings of $10,000 and accrued interest of $6,816. As of September 30, 2002, $70,777 was owed the principal stockholder under a demand note with interest at one percent over prime, adjusted quarterly, with the current interest rate set at 5.75.

NOTE 10 - COMMITMENTS AND CONTINGENCIES
-------   -----------------------------

         The Company rents its facility under an operating lease calling for payments of $8,400 annually. The lease expired in October 2001. The Company currently rents on a month-to-month basis under the same terms and conditions.

         The Company has operational commitments under two primary agreements: a reinsurance agreement and a general agency and marketing agreement.

         In 1997, with an effective date of December, 1996, the Company entered into an automatic reinsurance agreement on a modified coinsurance basis with Allianz Life Insurance Company of North America (Allianz), one of the top fifty life insurers in North America and a subsidiary of one of the five largest insurance holding

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS AND CONTINGENCIES - Continued
-------   -----------------------------

         companies in the world. Allianz has agreed to cede reinsurance on 15% of all Ultima annuities sold by it and 40% of all annuities sold by the Company's agencies, subject to statutory limitations. The agreement calls for the Company to pay its pro-rata share of the acquisition costs for the specified annuity business and to put its assets at risk. The agreement calls for the establishment of a funds withheld account for the benefit of the

         Company. Monthly, the funds withheld account is adjusted by deducting statutory reserves on the last day of the preceding month from statutory reserves on the last day of the current month. Allianz is to retain the gross investment income derived from assets, which it is to hold but to pay monthly interest at a calculated rate applied to average balances in the funds withheld account.

         In 1998, the provisions of the Allianz agreement discussed above were effectively extended to include a 15% retrocession of Allianz policies sold by Reassurance Company of Hannover (Hannover) and ceded 100% to Hannover by Allianz. Terms of the Hannover Retrocession agreement are substantially similar to the Allianz agreement.

         Effective October 1, 2001, the Company assumed, on a funds withheld basis, approximately $6.5 million dollars in annuity business representing the previously unceded portions of Ultima annuities originating from Allianz or Company sales efforts. In exchange for this block of business, the Company agreed to a crediting interest rate 60 basis points less than that applied to business previously assumed from Allianz.

         Under these two agreements, funds held for the benefit of the Company, $9,460,220 and $2,926,436 and the related obligations of $9,787,275 and $3,024,771 at December 31, 2001 and 2000, respectively, are included on the accompanying balance sheets under the captions "Funds withheld at interest subject to restrictions" and "Contractholder deposits."

         The general agency and marketing agreement calls for the Company to recruit, train and manage general agents in the solicitation of policies throughout the United States. The Company receives a 1.20% compensation allowance on new policies and an additional .0042% monthly on policies in force thirteen months or longer.

         The Company's business is subject to the effects of a changing social, economic and regulatory environment. Public and regulatory initiatives have varied and have included employee benefit regulation, controls on medical care costs, tax law changes affecting the taxation of insurance companies, tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance rates and benefits. Any ultimate or eventual effects to the Company of these initiatives are uncertain.

NOTE 11 - INCOME TAXES
-------   ------------

         The Company provides deferred income tax assets and liabilities using the liability method for temporary differences between book and taxable income.

         The provisions for income taxes for the years ended December 31, 2001 and 2000 are comprised as follows:

                                                                            2001             2000
                                                                            ----             ----
              Currently payable                                           $   --          $   --
              Deferred federal tax expense                                 1,600           2,310
              Deferred state tax expense                                     600             990
                                                                          ------          ------
                                                                          $2,200          $3,300
                                                                          ======          ======

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES - Continued
-------   ------------

         Income tax benefit (expense) attributable to income (loss) before income taxes differed from the amounts computed by applying the United States of America federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

                                                                               2001             2000
                                                                               ----             ----
              Computed expected income tax expense                            $3,810           $6,561
              Reversals of temporary differences
                 at lower than expected rates                                 (2,282)          (2,867)
              State taxes                                                        672             (394)
                                                                              ------           ------
                                                                              $2,200           $3,300
                                                                              ======           ======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 2001 are as follows:

                                                                                               2001
                                                                                               ----
              Net operating loss carryforwards                                               $121,800
              Unrealized holding gain on
                 available for sale securities                                                (28,600)
                                                                                             --------
                                                                                             $ 93,200
                                                                                             ========

         Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax benefit is the result of changes in deferred tax assets, net of the tax effects on the unrealized gain or loss on available for sale securities, assigned to other comprehensive income.

         The Company had available, to offset taxable income, cumulative net operating loss carryforwards arising from the periods since the year ended December 31, 1992 of approximately $600,000 at December 31, 2001. The carryforwards begin expiring in 2012.

NOTE 12 - STOCKHOLDERS' EQUITY
-------   --------------------

         The Company's authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 250,000 shares have been designated as Series A Preferred Stock. The remaining 4,750,000 shares of the preferred stock remain without designation.

         ALAC is required by statute of the State of Tennessee, its domiciliary state, to maintain minimum capital and surplus of $1,000,000 each.

         Statutory capital at September 30, 2002, and December 31, 2001 and 2000 was $1,119,281, $1,119,281 and $1,103,706, and statutory surplus was
         $1,226,421, $1,301,741 and $1,134,176, at September 30, 2002 and
         December 31, 2001 and 2000, respectively. Generally, deferred acquisition costs are not admitted as assets for statutory purposes, and therefore, equity balances under statutory accounting principles do not reflect any value for deferred acquisition costs.

         Restrictions of retained earnings under these valuation reserves were approximately $8,700 and $11,400 at December 31, 2001 and 2000, respectively.

         Risk based capital (RBC) requirements promulgated by the National Association of Insurance Commissioners (NAIC) became effective for life insurance companies in 1994. RBC requires life insurance carriers to maintain minimum capitalization levels based on a four-part formula. As of December 31, 2001 and 2000, the Company's total adjusted surplus exceeded its authorized control level RBC.

         The ability of ALAC to pay dividends is dependent on obtaining prior written approval of the Tennessee Department of Insurance.

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - STOCKHOLDERS' EQUITY Continued
-------   --------------------

         The Company has outstanding warrants to employees and non-employees allowing the purchase of stock at a price of $10.00 per share. The warrants, originally issued by ALAC, became exercisable into ALH shares as a result of the share exchange as discussed in note 1. None of the 13,500 non-employee warrants or the 42,000 employee warrants, all of whose exercise price exceeded market value as of the date of the grant, have been exercised.

         All warrants were issued prior to 2000 and were fully vested upon issuance. Therefore, their issuance had no pro-forma effect on earnings in any period presented.

         Information regarding the warrants for 2001 and 2000 is as follows:

                                                                2001                              2000
                                                        ------------------------          -------------------------
                                                        Weighted    Average               Weighted      Average
                                                        Shares    Exercise Price           Shares    Exercise Price
                                                        ------    --------------           ------    --------------
         Options outstanding,
             beginning of year                          55,500      $ 10.00                55,500       $ 10.00
         Options canceled                                   --         n/a                     --        n/a

         Options exercised                                  --         n/a                     --        n/a
         Options granted                                    --      $ 10.00                    --       $ 10.00
                                                        ------                             ------
         Options outstanding,
             end of year                                55,500      $ 10.00                55,500       $ 10.00
                                                        ======                             ======
         Options exercisable,
             end of year                                55,500      $ 10.00                55,500       $ 10.00
                                                        ======                             ======

         Option price range,
             end of year                                            $ 10.00                             $ 10.00
         Option price range,
             exercised shares                                         n/a                                  n/a
         Options available for
             grant at end of year                                      0                                    0
         Weighted average fair
             value of options
             granted during
             the year                                               $ n/a                               $  n/a

NOTE 13 -  TEMPORARY EQUITY (UNAUDITED)
-------    -----------------------------

         In July, 2002 the Company's board of directors created a series of 250,000 shares of preferred stock and designated that series as Series A Preferred Stock. The designations, rights and preferences of the Series A Preferred Stock include:

         *        the stated value of each share is $.10,

         * the shares are not redeemable without the consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock,

                       AMERICAN LIFE HOLDING COMPANY, INC.
               (FORMERLY B & B CAPITAL GROUP, INC.) AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - TEMPORARY EQUITY (UNAUDITED) Continued
-------   -----------------------------

         * each share of Series A Preferred Stock is convertible into shares of common stock at the Company's option at a conversion rate to be mutually agreed upon at the time of conversion,

         * the shares of Series A Preferred Stock do not pay any dividends,

         * each share of Series A Preferred Stock carries voting rights equal to 75 votes, and

         * so long as the shares of Series A Preferred Stock are outstanding, the Company cannot take certain actions without the approval of the holders of a majority of the issued and outstanding shares, including:

                  - sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of voting power is transferred or disposed of;

                  - alter or change the rights, preferences or privileges of shares of Series A Preferred Stock;

                  - increase or decrease the total number of authorized shares of Series A Preferred Stock;

                  - authorize or issue, or obligate to issue, any other equity security, including any other security convertible into or exercisable for any equity security having rights, preferences or privileges over, or being on a parity with or similar to, the Series A Preferred Stock;

                  - redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of its securities;

                  -        amend its articles of incorporation or bylaws;

                  -        change the authorized number of its directors;

                  - declare, order or pay any dividends on any class of securities.

         In August, 2002 the Company issued all 250,000 shares of this Series A Preferred Stock to Dr. Bishop in connection with the granting by him to the Company of a $250,000 line of credit. Interest on the line of credit is payable monthly at prime plus 1% and matures in August, 2004. At September 30, 2002, the Company had drawn $70,777 under the line of credit.

         The Company assigned a value of $1,250,000 ($5 per share) for the issuance of the preferred shares, recorded deferred financing costs to the extent of proceeds that may be funded under the line of credit ($250,000), and incurred a charge of $1,000,000 as interest expense for the value in excess of the credit line. Amortization of the deferred financing costs totaled $10,417 for the nine months ended September 30, 2002.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2003 (90 days after the date of this Prospectus), all dealers effecting trans actions in the registered securities, whether or not participating in this distribution, may be re quired to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold al lotments or subscriptions.


              TABLE OF CONTENTS
                                                        AMERICAN LIFE HOLDING
                                               Page         COMPANY, INC.
                                               ----
Prospectus Summary..........................      1
Risk Factors................................      4
Capitalization..............................     10
Use of Proceeds.............................     10
Management's Discussion and
  Analysis or Plan of Operation.............     10
Business....................................     17          PROSPECTUS
Management..................................     28
Certain Relationships and
    Related Transactions....................     34
Principal Shareholders......................     36
Description of Securities...................     37    ________________, 2003
Selling Security Holders....................     40
Plan of Distribution .......................     42
Shares Eligible for Future Sale
Legal Matters...............................     44
Experts.....................................     44
Additional Information......................     45
Financial Statements........................    F-1        147,224 SHARES

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by American Life in connection with the distribution of the securities being registered are as follows:


SEC Registration and Filing Fee..............................      $     68
Legal Fees and Expenses*.....................................        45,000
Accounting Fees and Expenses*................................        52,000
Financial Printing*..........................................         5,000
Transfer Agent Fees*.........................................         1,500
Blue Sky Fees and Expenses*..................................             0
Miscellaneous*...............................................           432
          TOTAL..............................................     $ 104,000


* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         In May 1998 in connection with the organization of our company we issued 150 shares of our common stock to our founder who is an accredited investor in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

         Between April and November 1992 American Life sold an aggregate of 33,200 shares of its common stock to 13 investors at a purchase price of $10.00 per share in private transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of the act. All of these investors were unaffiliated third parties except for two purchasers who were members of American Life's board of directors who also became members of our board of directors following the share exchange in June 2002 described below. The purchasers were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. No general solicitation or advertising was used in connection with these transactions, and the participants had access to business and financial information concerning American Life.

         In June 1994 American Life sold 1,000 shares of its common stock to an accredited investor at $10.00 per share in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by
Section 4(2) of the act. The purchaser was a member of American Life's board of directors and became a member of our board of directors following the share exchange in June 2002 described below. No general solicitation or advertising was used in connection with this transaction, and the purchaser had access to business and financial information concerning American Life.

         In August 1996 American Life sold an aggregate of 300 shares of its common stock to two investors at a purchase price of $10.00 per share in private transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of the act. The purchasers were either accredited investors or non- accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. No general solicitation or advertising was used in connection with these transactions, and the participants had access to business and financial information concerning American Life.

         Between November 1995 and April 1996 American Life sold an aggregate of 4,500 shares of its common stock to one investor at a purchase price of $10.00 per share in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The purchaser was an accredited investor. No general solicitation or advertising was used in connection with these transactions, and the participant had access to business and financial information concerning American Life.

         In November 1996, 10 American Life shareholders who had previously lent American Life an aggregate of $397,125 converted those notes into 39,713 shares of American Life's common stock. The shareholders were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. Included in these converting note holders were four members of American Life's board of directors who also became members of our board of directors following the share exchange in June 2002 described below. The shares were issued in reliance on an exemption provided by Section 4(2) of the Securities Act.

         In November 1996 American Life sold 250,000 shares of its Series A Preferred Stock and in February 1997 it sold an aggregate of 1,850,000 shares of its Series A Preferred Stock, all at a purchase price of $1.00 per share, to six purchasers in private transactions exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The purchasers, all of whom were accredited investors, were two members of American Life's board of directors, both of whom became members of our board of directors in connection with the share exchange in June 2002 described below, and four trusts for which one of the board members is the trustee.

         In December 1999 American Life sold an aggregate of 1,579 shares of its common stock at a purchase price of $16.90 per share to two individuals in private transactions exempt from registration under the Securities Act in reliance on exemptions provided by Section 4(2) of the act. The purchasers were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in American Life's securities. Included in the purchasers was one member of American Life's board of directors who also became a member of our board of directors in connection with the share exchange in June 2002 described below. No general solicitation or advertising was used in connection with these transactions, and the participants had access to business and financial information concerning American Life.

         Between July and December 1998 American Life sold an aggregate of 231,868 shares of its Series A Preferred Stock at a purchase price of $1.00 per share to two purchasers in private transactions exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act. The purchasers, both of whom were accredited investors, were two members of American Life's board of directors, both of whom became members of our board of directors in connection with the share exchange in June 2002 described below.

         In December 1999 American Life sold an additional 18,657 shares of its Series A Preferred Stock at a purchase price of $16.90 per share to an accredited investor who was a member of its board of directors and who also became a member of our board of directors in connection with the share exchange in June 2002 described below. This transaction was a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

         In December 2001 a member of American Life's board of directors who had lent that company $89,000 converted the loan into 4,450 shares of American Life's common stock in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

         In December 2001 the holders of 2,350,525 shares of American Life's Series A Preferred Stock, which represented all the issued and outstanding shares of that class, converted those shares into 235,053 shares of its common stock. The converting shareholders were two members of American Life's board of directors, both of whom became members of our board of directors in connection with the share exchange in June 2002 described below, and four trusts for which one of the board members is the trustee.

         In February 2002 we issued 25,000 shares of our common stock to our then president and sole director, who is an accredited investor, as compensation for services in connection with the pending reorganization in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.

         In February 2002 we also issued 25,000 shares of our common stock to a company as compensation for consulting services provided to us in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the act. The certificate evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.


         In June 2002 we issued 319,799 shares of our common stock to 25 individuals or entities under the terms of a Share Exchange Agreement dated June 22, 2002. The persons or entities receiving shares in this transaction were:

         Dr. John H. Bell
         Dr. John H. Bell f/b/o Jane P. Bell
         Henry F. Bertelkamp, Jr.
         John T. Bible
         Dr. Archer W. Bishop, Jr.
         Archer W. Bishop Irrevocable Trust
         Baker O. Bishop Irrevocable Trust
         Kristin K. Bishop Irrevocable Trust
         Thompson A. Bishop Irrevocable Trust
         Stanley P. Brown, III
         Stanley P. Brown, Jr. and Kathryn M. Brown
         Ronnie D. Callihan
         Dr. David W. Dickey III Bruce D. Fox
         Bruce Fox, TTEE Ridenour & Ridenour KEOGH
         Larry L. Johnson
         Chadwick S. Lange
         James P. Lowe
         Lila K. Pfleger
         Marc P. Powell
         Judy R. Powell
         Oscar R. Scofield and Ann Scofield
         Charles F. Troutt
         Amanda L. Williams
         Lindsay Young

This transaction, which resulted in American Life becoming a majority owned subsidiary of our company, was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that Act. The participants were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The participants had access to business and financial information concerning our company and they each represented to us that they were acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.


         In June 2002 we sold an aggregate of 21,500 shares of our common stock to 21 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on Rule 506 and Regulation D of the act. We received gross proceeds of $107,500 from this offering, and we paid no commissions in connection with the offering. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The purchasers had access to business and financial information concerning our company. Each purchaser was an accredited investor, as defined by Rule 501 of Regulation D, and the purchaser represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.


         In August 2002 we issued 250,000 shares of our Series A Convertible Preferred Stock to Dr. Archer W. Bishop, Jr. as consideration for the granting to us by Dr. Bishop of a $250,000 line of credit. The shares were issued in a private transaction exemption from registration under Section 4(2) of the Securities Act. As described elsewhere in this registration statement, we are using the proceeds of this line of credit for general working capital. Dr. Bishop is an accredited investor and he represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom.


         In October 2002 we issued warrants to purchase 44,500 shares of our common stock at an exercise price of $10.00 per share to two individuals, including a member of our board of directors, in private transactions exemption from registration under Section 4(2) of the Securities Act. We also granted options under our 2002 Stock Option Plan to purchase 11,000 shares of our common stock at an exercise price of $10.00 per share to four other individuals, including two members of our board of directors, also in private transactions exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of said act. Neither the options nor the warrants have been exercised as of the date of this registration statement. The recipients were either accredited investors or non-accredited investors who had such knowledge and experience in financial, investment and business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. No general solicitation or advertising was used in connection with these transactions.


         No underwriters or broker-dealers participated in any of the transactions described in this Item 26. and no commissions or other fees were paid to any third parties in connection with any of these sales or issuances.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                   Description of Document

3.1          Articles of Incorporation*
3.2          Amended and Restated Articles of Incorporation*
3.3          Articles of Amendment to the Amended and Restated Articles of
             Incorporation*
3.4          By-Laws*
3.5          Articles of Amendment to the Amended and Restated Articles of
             Incorporation *
4.1          Form of Common Stock Purchase Warrant *
5.1          Opinion of Katz, Barron, Squitero & Faust, P.A.*
10.1         Share Exchange Agreement dated June 22, 2002*
10.2         Reinsurance Agreement with Allianz Life Insurance Company of
             North American, and addendums *
10.3         Annuity Retrocession Agreement with Hanover Reassurance
             Company of North America*
10.4         Unsecured Revolving Credit Note in the principal amount of
             $250,000*
10.5         American Life Holding Company, Inc. 2002 Stock Option Plan*
10.6         [DELETED]
10.7         [DELETED]
10.8         Agreement between The American Life and Annuity Company, Inc.
             and Martin & Company, L.P.*
16.1         Letter from Rodefer Moss & Co PLLC regarding change of
             certifying accountants*
21           Subsidiaries of the registrant*
23.1         Consent of Henderson Hutcherson & McCullough PLLC**
23.2         Consent of Rodefer, Moss & Co, PLLC**
23.3         Consent of Katz, Barron, Squitero & Faust, P.A. (included in
             Exhibit 5)*

*        previously filed
**       filed herewith

ITEM 28.  UNDERTAKINGS

The undersigned registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Knoxville, Tennessee on February 7, 2003.


                                    AMERICAN LIFE HOLDING COMPANY, INC.

                                    By:   /s/ Stanley P. Brown, III
                                             Stanley P. Brown, III, President,
                                             Principal Executive Officer, and
                                             Principal Accounting and Financial
                                             Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                    Title                         Date


/s/ Dr. Archer W. Bishop, Jr.        Chairman                  February 7, 2003
----------------------------
Dr. Archer W. Bishop, Jr.

/s/ Stanley P. Brown, III            President, CEO,           February 7, 2003
----------------------------         Principal Executive,
Stanley P. Brown, III                Principal Accounting
                                     and Financial Officer
                                     and director

/s/ Lila K. Pfleger                  Secretary, Treasurer      February 7, 2003
----------------------------         and director
Lila K. Pfleger

/s/ Oscar R. Scofield                Director                  February 7, 2003
----------------------------
Oscar R. Scofield

/s/ Dr. John H. Bell                 Director                  February 7, 2003
----------------------------
Dr. John H. Bell

                                  EXHIBIT INDEX

Exhibit No.                      Description of Document


23.1            Consent of Henderson Hutcherson & McCullough PLLC
23.2            Consent of Rodefer, Moss & Co, PLLC